     Filed with the Securities and Exchange Commission on June 2, 1994

                                                      Registration No. 33-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                F O R M   S - 4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              BANC ONE CORPORATION
- --------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                      Ohio
- --------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6712
- --------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   31-0738296
- --------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

            100 East Broad Street, Columbus, Ohio 43271, (614) 248-5944
- --------------------------------------------------------------------------------
    (Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive offices)

                  Roman J. Gerber, Esq., BANC ONE CORPORATION
            100 East Broad Street, Columbus, Ohio 43271, (614) 248-5903
- --------------------------------------------------------------------------------
           (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                With Copies to:

                              Fred A. Summer, Esq.
                           Squire, Sanders & Dempsey
                              41 South High Street
                             Columbus, Ohio  43215
                                 (614) 365-2743

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of a wholly owned subsidiary of the Registrant with and into Liberty National Bancorp, Inc. pursuant to the Merger Agreement described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.   __
                                         |__|

                        Calculation of Registration Fee
 ===============================================================================

                                          Proposed    Proposed
                                           maximum     maximum
Title of each class         Amount        offering    aggregate     Amount of
   of securities            to be           price     offering    registration
 to be registered         registered(1)   per unit(2)  price(2)      fee(2)
- -----------------------------------------------------------------------------
Common Stock              26,813,439       $27.75    $744,072,932    $256,577

===============================================================================

(1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger of a wholly owned subsidiary of the Registrant with and into Liberty National Bancorp, Inc.

(2) Estimated solely for purpose of computing the registration fee based upon the average of the high and low sales prices of the Common Stock of Liberty National Bancorp, Inc. as reported in the Nasdaq National Market on May 27, 1994, in accordance with Rule 457(f)(1) of the General Rules and Regulations under the Securities Act of 1933.
                         ______________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                              BANC ONE CORPORATION
                             Cross Reference Sheet


                                                            Caption in Prospectus
           Item of Form S-4                                 and Proxy Statement
- --------------------------------------                      ---------------------------
A.     Information about the Transaction
       ---------------------------------

       Item 1 - Forepart of Registration                    Outside Front Cover Page
       Statement and Outside Front Cover                    Reference Sheet
       Page of Prospectus

       Item 2 - Inside Front and Outside                    Available Information; Incorpora-
       Back Cover Pages of Prospectus                       tion by Reference; Table of
                                                            Contents

       Item 3 - Risk Factors, Ratio of                      Summary
       Earnings to Fixed Charges and
       Other Information

       Item 4 - Terms of the Transaction                    Merger; Comparative Rights of
                                                            Shareholders

       Item 5 - Pro Forma Financial Infor-
       mation                                                                 *

       Item 6 - Material Contacts with                      Background of Transaction
       the Company Being Acquired

       Item 7 - Additional Information                                        *
       Required for Reoffering by
       Persons and Parties Deemed To Be
       Underwriters

       Item 8 - Interests of Named                          Interests of Named Experts and
       Experts and Counsel                                  Counsel

       Item 9 - Disclosure of Commission                                      *
       Position on Indemnification for
       Securities Act Liabilities


B.     Information about the Registrant
       --------------------------------

       Item 10 - Information with Respect                   Information about BANC ONE
       to S-3 Registrants

       Item 11 - Incorporation of Certain                   Incorporation of Certain Informa-
       Information by Reference                             tion About BANC ONE by Reference;
                                                            Incorporation by Reference

                                                            Caption in Prospectus
           Item of Form S-4                                 and Proxy Statement
- --------------------------------------                      ---------------------------
       Item 12 - Information with Respect                                     *
       to S-2 or S-3 Registrants


       Item 13 - Incorporation of Certain                                     *
       Information by Reference


       Item 14 - Information with Respect                                     *
       to Registrants Other Than S-2 or
       S-3 Registrants

C.     Information about the Company
       Being Acquired
       -----------------------------

       Item 15 - Information with Respect                   Information about Liberty;
       to S-3 Companies                                     Incorporation of Certain
                                                            Information about Liberty
                                                            by Reference; Incorporation by
                                                            Reference

       Item 16 - Information with Respect                                     *
       to S-2 or S-3 Companies

       Item 17 - Information with Respect                                     *
       to Companies Other Than S-2 or
       S-3 Companies

D.     Voting and Management Information
       ---------------------------------

       Item 18 - Information if Proxies,                    The Special Meeting of Shareholders;
       Consents or Authorizations Are To                    Voting and Management Information;
       Be Solicited                                         Incorporation of Certain Informa-
                                                            tion About BANC ONE by Reference;
                                                            Incorporation of Certain Informa-
                                                            tion About Liberty by Reference;


       Item 19 - Information if Proxies,                                      *
       Consents or Authorizations Are
       Not To Be Solicited or in an
       Exchange Offer


*  Omitted because item is inapplicable or answer to item is negative

                         LIBERTY NATIONAL BANCORP, INC.



                                                                         , 1994




Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Liberty National Bancorp, Inc. ("LIBERTY") to be held at Commonwealth Convention Center, 221 Fourth Avenue, Rooms 105 and 106, Louisville, Kentucky on o, 1994, at o [a.m.][p.m.], local time.

At the Special Meeting you will be asked to consider and vote upon a merger proposal pursuant to which a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE") will merge with and into LIBERTY (the "Merger Proposal"). The Merger Proposal includes approval of (i) a Merger Agreement dated as of November 2, 1993, and amended as of May 19, 1994, and the related Plan of Merger and Reorganization, and (ii) a proposed amendment to the Merger Agreement and alternative Plan of Merger and Reorganization. In the merger, each outstanding share of LIBERTY Common Stock will be converted into shares of BANC ONE Common Stock, as described more fully in the accompanying Prospectus and Proxy Statement.

Your Board of Directors believes that the terms of the merger are in the best interests of LIBERTY shareholders, will provide significant value to all LIBERTY shareholders, and will enable holders of LIBERTY Common Stock to participate in the expanded opportunities for growth that the merger will make possible.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER PROPOSAL.

Additional information is contained in the accompanying Prospectus and Proxy Statement which I urge you to read carefully. Please indicate your voting instructions, sign and date the enclosed proxy card and mail it promptly in the return envelope provided. Whether or not you plan to attend the meeting, it is important that you return the enclosed proxy card so that your shares of LIBERTY Common Stock are voted.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If the Merger Proposal is approved, you will be sent instructions regarding the mechanics of exchanging your existing LIBERTY Common Stock certificates for new certificates representing shares of BANC ONE Common Stock.


                                        Sincerely,



                                        Malcolm B. Chancey, Jr.
                                        Chairman of the Board,
                                        President and Chief
                                        Executive Officer

                         LIBERTY NATIONAL BANCORP, INC.
                           416 WEST JEFFERSON STREET
                           LOUISVILLE, KENTUCKY 40202


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               TO BE HELD o, 1994


To the Shareholders of Liberty National Bancorp, Inc.:

A Special Meeting of the holders of Common Stock of Liberty National Bancorp, Inc. ("LIBERTY") will be held at the Commonwealth Convention Center, 221 Fourth Avenue, Rooms 105 and 106, Louisville, Kentucky, on o, 1994, at o [a.m.][p.m.] local time, for the purpose of voting on the following matters:

              1. To consider and vote upon a proposal to approve a merger proposal (the "Merger Proposal") consisting of (i) the Merger Agreement dated as of November 2, 1993, and amended as of May 19, 1994, by and among LIBERTY, BANC ONE CORPORATION ("BANC ONE") and Aaron Acquisition Corporation ("Acquisition Corp."), a wholly owned subsidiary of BANC ONE, and the related Plan of Merger and Reorganization and (ii) a proposed amendment to the Merger Agreement and an alternative Plan of Merger and Reorganization, which are summarized in the attached Prospectus and Proxy Statement, providing for the merger of Acquisition Corp. with and into LIBERTY (the
                      "Merger"), pursuant to which each outstanding share of LIBERTY Common Stock will be converted into shares of BANC ONE Common Stock, and the surviving corporation shall become a wholly owned subsidiary of BANC ONE; and to authorize such further action by the Board of Directors of LIBERTY and any of its executive or proper officers as may be necessary or appropriate to carry out the objects, intents, and purposes of the Merger
                      Proposal.

              2. To transact such other business as may properly come before the meeting or any adjournment thereof. Management currently knows of no other business to be brought before the Special Meeting.

The LIBERTY Board of Directors has fixed o, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. Only the holders of record of LIBERTY Common Stock at the close of business on such date are entitled to notice of and to vote at the meeting or at any adjournments thereof.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF LIBERTY COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER PROPOSAL. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

Shareholders are invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, you are urged to complete and sign the enclosed proxy card and mail it in the enclosed return envelope, which requires no postage if mailed in the United States. If a proxy card is properly executed, returned to LIBERTY, and not revoked, the shares represented by such card will be voted in accordance with the instructions contained therein. If no instruction is given, those shares will be voted for approval of the Merger Proposal. FAILURE TO RETURN THE ENCLOSED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER PROPOSAL. If you do attend the meeting and decide that you wish to vote in person, you may revoke your proxy card at any time prior to the taking of the vote at the Special Meeting.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ________________________________________
                                                  Malcolm B. Chancey, Jr.
                                                  Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer



Louisville, Kentucky
o, 1994

                                   PROSPECTUS
                               26,813,439 Shares
                              BANC ONE CORPORATION
                                  Common Stock


                         LIBERTY NATIONAL BANCORP, INC.
                                PROXY STATEMENT
                                      for
                         Special Meeting of Shareholders
                                           , 1994




This Prospectus and Proxy Statement (the "Prospectus" or "Prospectus
and Proxy Statement") relates to a special meeting of shareholders (the "Special Meeting") of Liberty National Bancorp, Inc. ("LIBERTY"). At the Special Meeting, shareholders will consider the proposed merger of Aaron Acquisition Corporation ("Acquisition Corp."), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), with and into LIBERTY. If the proposed merger (the "Merger") is consummated, each outstanding share of LIBERTY Common Stock ("LIBERTY Common Stock"), will be converted into shares of BANC ONE Common Stock, no par value ("BANC ONE Common Stock") at a rate which will be determined prior to the date the Merger becomes effective but which will not be less than .8750 or more than .9262 share of BANC ONE Common Stock for each share of LIBERTY Commmon Stock. If the average closing trading price for BANC ONE Common Stock during the "Valuation Period" (defined in the Merger Agreement (as hereinafter defined) as the fifteen consecutive days on which shares of BANC ONE Common Stock are traded on the New York Stock Exchange ("NYSE") ending on the eighth NYSE trading day immediately prior to the consummation of the Merger) is less than $34.55, LIBERTY can elect to terminate the Merger Agreement. However, if the average closing price is less than $34.55 but equal to or more than $31.82, BANC ONE has the option to increase the number of shares of BANC ONE Common Stock to be received for each share of LIBERTY Common Stock to a number of shares of BANC ONE Common Stock that would provide $32.00 in value per share of LIBERTY Common Stock and thereby nullify the termination election by LIBERTY. If the average closing trading price is less than
$31.82, LIBERTY may elect to terminate the Merger Agreement upon LIBERTY's
delivery of a termination notice to BANC ONE.   See "MERGER--Exchange Rate."

LIBERTY is submitting a single proposal (the "Merger Proposal") for shareholder approval at the Special Meeting. The Merger Proposal includes (i) the Merger Agreement dated November 2, 1993 and amended as of May 19, 1994, and the related Plan of Merger and Reorganization (together, the "Merger Agreement"), and (ii) a proposed amendment to the Merger Agreement and an alternative Plan of Merger and Reorganization (together, the "Proposed Amendment") which would allow LIBERTY to offer BANC ONE the option to increase the Exchange Rate to provide $32.00 in value per LIBERTY share if the average closing price for BANC ONE

Common Stock during such Valuation Period is less than $31.82.  BANC
ONE and Acquisition Corp. have not agreed to the Proposed Amendment, nor can there be any assurance that they will agree to it. See "MERGER-- Alternate Plan of Merger."

The Merger is subject to the approval of the holders of a majority of the outstanding shares of LIBERTY Common Stock and to the satisfaction of certain other conditions, including obtaining various regulatory approvals. This Prospectus and Proxy Statement does not cover any resales of BANC ONE Common Stock received by affiliates of LIBERTY upon consummation of the Merger, and no person is authorized to make use of this Prospectus and Proxy Statement in connection with any such resale.

BANC ONE paid a 10% stock dividend on March 4, 1994. Pursuant to the Merger Agreement the exchange rates and price comparisons set forth herein have been adjusted to give effect to such stock dividend.

The outstanding shares of BANC ONE Common Stock are, and the shares of BANC ONE Common Stock offered hereby will be, listed and traded on the New York Stock Exchange. The closing price of BANC ONE Common Stock on the New York Stock Exchange on June 1, 1994 was $33.75.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The Special Meeting will be held at the Commonwealth Convention Center, 221 Fourth Avenue, Rooms 105 and 106, Louisville, Kentucky, on o, 1994, to consider a proposal to approve the Merger Proposal.



The date of this Prospectus and Proxy Statement is o, 1994.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .   5

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              Introduction  . . . . . . . . . . . . . . . . . . . . . . . .   7
              Parties to the Merger . . . . . . . . . . . . . . . . . . . .   7
              Terms of Agreement and Exchange Rate  . . . . . . . . . . . .   8
              Management After the Merger . . . . . . . . . . . . . . . . .   9
              Tax Consequences  . . . . . . . . . . . . . . . . . . . . . .   9
              Date, Time and Place of Special Meeting of Shareholders of
                LIBERTY   . . . . . . . . . . . . . . . . . . . . . . . . .   9
              Purpose of the Special Meeting of LIBERTY . . . . . . . . . .  10
              Vote Required . . . . . . . . . . . . . . . . . . . . . . . .  10
              Rights of Dissenting Shareholders . . . . . . . . . . . . . .  10
              Differences in Shareholder Rights . . . . . . . . . . . . . .  10
              Regulatory Approvals  . . . . . . . . . . . . . . . . . . . .  11
              Conditions; Termination . . . . . . . . . . . . . . . . . . .  12
              Opinion of the Financial Advisor  . . . . . . . . . . . . . .  13
              The Option  . . . . . . . . . . . . . . . . . . . . . . . . .  15
              Selected Financial Data . . . . . . . . . . . . . . . . . . .  15
              Comparative Per Share Data  . . . . . . . . . . . . . . . . .  17

THE SPECIAL MEETING   . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              Purpose of the Special Meeting  . . . . . . . . . . . . . . .  22
              Record Date and Voting Rights . . . . . . . . . . . . . . . .  22
              Proxy Cards and Proxies . . . . . . . . . . . . . . . . . . .  22
MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              General . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              Exchange Rate . . . . . . . . . . . . . . . . . . . . . . . .  24
              Operations After the Merger . . . . . . . . . . . . . . . . .  26
              Background of Transaction . . . . . . . . . . . . . . . . . .  26
              Merger Recommendation and Reasons for Transaction . . . . . .  29
              Opinion of Financial Advisor  . . . . . . . . . . . . . . . .  34
              Engagement of J.J.B. Hilliard, W.L. Lyons, Inc.   . . . . . .  40
              Effective Time  . . . . . . . . . . . . . . . . . . . . . . .  40
              Conditions to the Merger; Termination . . . . . . . . . . . .  40
              Alternate Plan of Merger  . . . . . . . . . . . . . . . . . .  45
              Federal Income Tax Consequences . . . . . . . . . . . . . . .  46
              Conversion of Shares and Exchange of Certificates . . . . . .  48
              Fractional Shares . . . . . . . . . . . . . . . . . . . . . .  49
              Effect on LIBERTY Employee Benefits Plans, Programs and
                Arrangements  . . . . . . . . . . . . . . . . . . . . . . .  49
              Officer Compensation Continuation Agreements  . . . . . . . .  51
              Resales by Affiliates . . . . . . . . . . . . . . . . . . . .  51
              Accounting Treatment  . . . . . . . . . . . . . . . . . . . .  52
              The Option  . . . . . . . . . . . . . . . . . . . . . . . . .  53

COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . .  56
              Description of BANC ONE Stock . . . . . . . . . . . . . . . .  56

              Special Voting Requirements for Certain Transactions  . . . .   58
              Comparison of BANC ONE Common Stock and LIBERTY Common Stock.   61
              LIBERTY Shareholder Rights Agreement  . . . . . . . . . . . .   68

MISCELLANEOUS INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   72
              Transfer and Exchange Agents  . . . . . . . . . . . . . . . .   72
              Interests of Named Experts and Counsel  . . . . . . . . . . .   72
              Sources of Information  . . . . . . . . . . . . . . . . . . .   73
              Registration Statement  . . . . . . . . . . . . . . . . . . .   73
              Other Matters . . . . . . . . . . . . . . . . . . . . . . . .   73

INFORMATION ABOUT BANC ONE  . . . . . . . . . . . . . . . . . . . . . . . .   73
              General -- Business.  . . . . . . . . . . . . . . . . . . . .   73
              Recent Developments . . . . . . . . . . . . . . . . . . . . .   74
              Market Prices of and Dividends Paid on BANC ONE Common Stock.   75
              Certain Regulatory Matters  . . . . . . . . . . . . . . . . .   76
              Incorporation of Certain Information About BANC ONE
              By Reference. . . . . . . . . . . . . . . . . . . . . . . . .   80


INFORMATION ABOUT LIBERTY . . . . . . . . . . . . . . . . . . . . . . . . .   81
              General . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
              Market Prices of and Dividends Paid on LIBERTY Common Stock . 81 Incorporation of Certain Information About LIBERTY
              by Reference. . . . . . . . . . . . . . . . . . . . . . . . .   82

VOTING AND MANAGEMENT INFORMATION . . . . . . . . . . . . . . . . . . . . .   83
              Rights of Dissenting Shareholders . . . . . . . . . . . . . .   83
              Management and Principal Shareholders of BANC ONE . . . . . .   86
              Management and Principal Shareholders of LIBERTY  . . . . . .   86

EXHIBITS
              EXHIBIT A - OPINION OF GOLDMAN, SACHS & CO.
              EXHIBIT B - 271B.13-010 through 271B.13-310
                      Kentucky Revised Statutes

                             AVAILABLE INFORMATION

Each of BANC ONE and LIBERTY is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information filed by BANC ONE and LIBERTY with the Commission can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1600, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Reports, proxy and information statements and other information concerning BANC ONE can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

BANC ONE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the BANC ONE Common Stock to be issued pursuant to the Merger Proposal. This Prospectus and Proxy Statement does not contain all information set forth in the Registration Statement and exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Prospectus and Proxy Statement or in any document incorporated into this Prospectus and Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY LIBERTY SHAREHOLDER, TO WHOM THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED UPON ORAL OR WRITTEN REQUEST, IN THE CASE OF DOCUMENTS RELATING TO BANC ONE, TO WILLIAM C. LEITER, SENIOR VICE PRESIDENT, BANC ONE CORPORATION, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, TELEPHONE NUMBER 614/248-5905, AND, IN THE CASE OF DOCUMENTS RELATING TO LIBERTY, TO CARL E. WEIGEL, TREASURER, LIBERTY NATIONAL BANCORP, INC., P.O. BOX 32500, LOUISVILLE, KENTUCKY 40232-2500, TELEPHONE NUMBER 502/566-2510. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY o, 1994.

BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, BANC ONE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and BANC ONE's Current Reports on Form 8-K filed on January 27, 1994, and February 17, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act and the description of BANC ONE Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference. LIBERTY's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, LIBERTY's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and LIBERTY's Current Reports on Form 8-K dated February 11 and May 19, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act, are incorporated into this Prospectus and Proxy Statement by reference.

All documents filed by BANC ONE and LIBERTY pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and Proxy Statement and prior to the Annual Meeting of Shareholders of LIBERTY shall be deemed to be incorporated by reference in this Prospectus and Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and Proxy Statement in connection with the solicitations of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by BANC ONE or LIBERTY. This Prospectus and Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of BANC ONE or LIBERTY since the date hereof or that the information herein is correct as of any time subsequent to such date.

PROSPECTUS AND PROXY STATEMENT


                         LIBERTY NATIONAL BANCORP, INC.
                             LOUISVILLE, KENTUCKY
                        _______________________________

                        SPECIAL MEETING OF SHAREHOLDERS

                        _______________________________




                                    SUMMARY

The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus and Proxy Statement (the "Prospectus" or "Prospectus and Proxy Statement"), the exhibits thereto and the documents incorporated herein by reference.

Introduction

This Prospectus and Proxy Statement is furnished in connection with the solicitation of proxy cards by the Board of Directors of Liberty National Bancorp, Inc. ("LIBERTY"), a registered multi-bank holding company headquartered in Louisville, Kentucky, to be voted at a Special Meeting of Shareholders of LIBERTY to be held on o, 1994 and at any adjournment or adjournments thereof (the "Special Meeting") for the purpose of considering and taking action upon a proposal to merge (the "Merger") Aaron Acquisition Corporation ("Acquisition Corp.") with and into LIBERTY. Acquisition Corp. is a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), a registered multi-bank holding company headquartered in Columbus, Ohio. This proposal is in accordance with the Merger Proposal.

This Prospectus and Proxy Statement and the proxy card are being mailed to the shareholders of LIBERTY for the first time on or about o, 1994.

Parties to the Merger

LIBERTY is a multi-bank holding company incorporated under the laws of the Commonwealth of Kentucky in 1979, which, as of April 30, 1994, owned all of the outstanding stock of six Kentucky and one Indiana commercial banks, which operate 90 offices in Kentucky and 13 offices in Indiana. As of March 31, 1994, LIBERTY, its affiliate banks and its non-bank subsidiaries had total assets of approximately $5.02 billion and total deposits of approximately $4.04 billion. The principal office of LIBERTY is 416 West Jefferson Street, Louisville, Kentucky 40202-3244 and its telephone number is (502) 566-2000.
See "INFORMATION ABOUT LIBERTY."

BANC ONE is a multi-bank holding company incorporated under the laws of the State of Ohio which as of March 31, 1994 owned all of the outstanding stock of one Arizona, two Kentucky, six Illinois, one Texas, four Michigan, eight Indiana, fifteen Wisconsin, one California, six Colorado, eighteen Ohio, one Utah, sixteen West Virginia and one Oklahoma commercial banks. These 80 banks operate more than 1,300 offices in this thirteen-state area and, at March 31, 1994, BANC ONE, its affiliate banks and its non-bank subsidiaries had total assets of approximately $83.4 billion and total deposits of approximately $60.1 billion. Acquisition Corp. is a wholly owned subsidiary of BANC ONE formed under the laws of the Commonwealth of Kentucky for the sole purpose of merging with and into LIBERTY. See "INFORMATION ABOUT BANC ONE CORPORATION," which includes information about pending acquisitions. The principal office of BANC ONE is 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is 614/248-5944.

Terms of Agreement and Exchange Rate

Upon the Merger becoming effective, each of the issued and outstanding shares of LIBERTY Common Stock will be converted into shares of BANC ONE Common Stock, no par value ("BANC ONE Common Stock") at a rate (the "Exchange Rate") which will be determined before the effective date of the Merger but which will not be less than .8750 or more than .9262 share of BANC ONE Common Stock for each share of LIBERTY Common Stock, except that the Exchange Rate may exceed .9262 share of BANC ONE Common Stock in certain circumstances. See "MERGER--Exchange Rate", "--Conditions to the Merger; Termination," and "--Alternate Plan of Merger." The minimum and maximum Exchange Rate are adjusted to reflect the 10% stock dividend paid to shareholders of BANC ONE on March 4, 1994, and are subject to further adjustments in certain circumstances. Upon the consummation of the Merger, Acquisition Corp. will be merged with and into LIBERTY and the separate corporate existence of Acquisition Corp. will cease. LIBERTY, as the surviving corporation in the Merger, will become a wholly owned subsidiary of BANC ONE and will continue operations under the name Banc One Kentucky Corporation. The structure of LIBERTY's operations will be changed in some respects. BANC ONE presently intends, immediately following the Effective Time, to transfer all of the capital stock of Bank One, Lexington, National Association ("Bank

One Lexington"), a wholly owned subsidiary of BANC ONE through which a substantial portion of BANC ONE's Kentucky banking operations are currently conducted, to the surviving corporation and Bank One Lexington will thereupon become a wholly owned subsidiary of Banc One Kentucky Corporation. Following the Merger it is expected that Bank One Lexington will purchase the assets and assume the associated liabilities of offices of Liberty National Bank and Trust Company of Kentucky in the greater Lexington, Kentucky area. LIBERTY has completed the conversion of its federal savings bank subsidiary into a national bank and the merger of the converted bank with another commercial bank subsidiary, thereby satisfying a condition of the Merger Agreement. See "MERGER--Exchange Rate" and "--Operations After the Merger."

Management After the Merger

LIBERTY's current officers, directors and employees will serve as the officers, directors and employees of the surviving corporation following the Merger. Pursuant to the terms of the Merger Agreement, BANC ONE has the right to select one or more additional persons who currently serve on the board of directors of Bank One Lexington to serve as additional members of the board of directors of the surviving corporation.

Each of the bank subsidiaries of the surviving corporation, as a BANC ONE affiliate after the Merger, will operate under BANC ONE's operating philosophy whereby each of such bank subsidiaries will have autonomy to match its products and services to the needs of its local communities. BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, auditing, loan review, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.

Tax Consequences

Consummation of the Merger is conditioned on receipt by LIBERTY and BANC ONE of an opinion dated as of the effective date of the Merger from Squire, Sanders & Dempsey to the effect that, among other things, no gain or loss will be recognized by LIBERTY's shareholders for Federal income tax purposes on the exchange of their LIBERTY Common Stock for BANC ONE Common Stock in the Merger, disregarding for the purposes of the opinion any cash received pursuant to the Merger in connection with fractional share interests or the assertion of dissenters' rights. The tax consequences of the proposed transaction to shareholders of LIBERTY are summarized under "MERGER--Federal Income Tax Consequences."

Date, Time and Place of Special Meeting of Shareholders of LIBERTY

The Special Meeting of Shareholders of LIBERTY will be held on o, 1994, at o [a.m.] [p.m.] at the Commonwealth Center, 221 Fourth Avenue, Rooms 105 and 106 Louisville, Kentucky.

Purpose of the Special Meeting of LIBERTY

The purpose of the Special Meeting will be to consider and vote on a proposal to approve and adopt the Merger Proposal.

Vote Required

A majority of the outstanding shares of LIBERTY Common Stock entitled to vote thereon must vote in favor of the approval of the Merger Proposal in order for the Merger to be approved. As of March 31, 1994, the directors and executive officers of LIBERTY and their affiliates and associates were entitled to vote 8.4% of the outstanding shares of LIBERTY Common Stock. LIBERTY believes that such shares will be voted for approval of the Merger Proposal. It is not necessary for the shareholders of BANC ONE to approve the Merger or the Merger Agreement. However, BANC ONE, as the sole shareholder of Acquisition Corp., has approved the Merger and the Merger Agreement, but not the Proposed Amendment. For information concerning voting by shareholders of LIBERTY on the Merger Proposal see "MERGER--General" and "VOTING AND MANAGEMENT INFORMATION--Voting."

Rights of Dissenting Shareholders

Under Kentucky Law, certain rights are available to a shareholder of LIBERTY who does not vote his shares in favor of the adoption of the Merger Proposal and delivers to LIBERTY, before the vote is taken, written notice of intent to demand payment for his LIBERTY Common Stock if the Merger is consummated. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders." It is a condition to BANC ONE's obligation to consummate the Merger that not more than 10% of the maximum aggregate number of shares of BANC ONE Common Stock which could be issued by BANC ONE as a result of the Merger are to be or could be settled in cash as a result of fractional share interests and action taken by LIBERTY shareholders required as of the Effective Time to assert their rights as dissenting shareholders pursuant to the provisions of applicable law.

Differences in Shareholder Rights

Although there are some differences between the rights of LIBERTY shareholders and BANC ONE shareholders, such rights are similar in many material respects. Both Ohio law and BANC ONE's Amended Articles of Incorporation ("BANC ONE's Articles") contain "control share acquisition" provisions which mandate certain procedures and shareholder consents to approve certain share acquisitions. There is no comparable control share acquisition provision under Kentucky law. In addition, under Ohio law, in evaluating an acquisition proposal, directors of an Ohio corporation such as BANC ONE are permitted, in determining whether any matter is in the best interest of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy and community and societal considerations in the interest of the corporation and its shareholders. Similarly, Kentucky law and LIBERTY's Amended and Restated Articles of Incorporation ("LIBERTY's Articles") expressly provide that when evaluating an acquisition proposal a director may consider, among other things, the social, legal and economic effects of the acquisition proposal upon the employees and customers of LIBERTY and its subsidiaries and upon the community in which LIBERTY and its subsidiaries operate. BANC ONE's Articles contain a so-called "fair price" provision which mandates certain procedures and approvals for a business combination. LIBERTY's Articles contain similar provisions regarding procedures and approvals for a business combination. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions" and "--Comparison of BANC ONE Common Stock and LIBERTY Common Stock." In addition, Ohio law contains provisions prohibiting certain business combinations between corporations and "interested shareholders" as that term is
defined in Chapter 1704 of the Ohio Revised Code.   The effect of the
supermajority and fair price provisions contained in BANC ONE's and LIBERTY's Articles may be to discourage certain potential business combinations which some shareholders may believe to be in their best interest and to make more difficult management changes which might occur if the potential business combination were successful. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Comparison of BANC ONE Common Stock and LIBERTY Common Stock."

Regulatory Approvals

In order for the proposed transaction to be completed, approval of BANC ONE's acquisition of LIBERTY must be obtained from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Commissioner of the Kentucky Department of Financial Institutions (the "Kentucky Commissioner"), and the Indiana Commissioner of Financial Institutions (the "Indiana Commissioner"). Upon obtaining approval from the Office of the Comptroller of the Currency ("OCC") in April 1994, LIBERTY converted its federal savings bank subsidiary into another commercial bank subsidiary, thereby satisfying a condition of the Merger Agreement. The Federal Reserve, the Kentucky Commissioner and the Indiana Commissioner have approved the Merger.
1994.

Conditions; Termination

Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance by each party with its respective covenants and confirmation by each party of its respective representations and warranties, the absence of any material adverse change in the financial condition or business of LIBERTY or BANC ONE, the fulfillment of certain earnings tests and other matters.

LIBERTY, by action of the LIBERTY Board, may elect to terminate the Merger Agreement (the "LIBERTY Termination Right"), whether before or after approval of the Merger Proposal by the shareholders of LIBERTY, by giving written notice of such election (the "LIBERTY Termination Notice") to BANC ONE within four New York Stock Exchange ("NYSE") trading days after the Valuation Period. If the average of the closing prices of BANC ONE Common Stock on the NYSE (the "Average BANC ONE Closing Price") during the Valuation Period is less than $31.82, then upon receipt of the LIBERTY Termination Notice, the Merger Agreement provides that it shall terminate. If the Average BANC ONE Closing Price during the Valuation Period is equal to or more than $31.82 but less than $34.55, LIBERTY may exercise the LIBERTY Termination Right by delivering the LIBERTY Termination Notice to BANC ONE, but upon receipt of the LIBERTY Termination Notice, BANC ONE shall have the option (i) to nullify LIBERTY's election to terminate the Merger Agreement by increasing the Exchange Rate to that number of shares of BANC ONE Common Stock which when multiplied by the Average BANC ONE Closing Price during the Valuation Period will equal $32.00, or (ii) accept LIBERTY's election to terminate the Merger Agreement by giving written notice to LIBERTY of such acceptance of termination within two NYSE trading days of BANC ONE's receipt of LIBERTY's notice. Upon BANC ONE's notice to LIBERTY of such acceptance of termination, the Merger Agreement shall be terminated.

The Average BANC ONE Closing Price for the fifteen consecutive trading days ending on o, 1994, was $o. If the Average BANC ONE Closing Price is less than $34.55 during the Valuation Period, the LIBERTY Board will then decide whether to exercise the LIBERTY Termination Right based on its review of the relevant facts and circumstances then existing. The LIBERTY Board may exercise the LIBERTY Termination Right even if the LIBERTY shareholders have previously approved the Merger Proposal.

The LIBERTY Board's current intention is that if the Average BANC ONE Closing Price is less than $34.55 per share (which is the Average BANC ONE Closing Price below which the Exchange Rate would not provide LIBERTY shareholders at least $32.00 in value per share of LIBERTY Common Stock), LIBERTY will deliver the LIBERTY Termination Notice. LIBERTY does not know whether or under what circumstances following delivery of the LIBERTY Termination Notice

BANC ONE would elect to increase the Exchange Rate to provide at least $32.00 per LIBERTY share. BANC ONE's policy has been not to determine before value determination periods whether or under what circumstances BANC ONE would elect to increase the consideration to be paid by BANC ONE in an affiliation transaction. See "MERGER -- Recommendation and Reasons for Transaction."

The Merger Proposal also would authorize LIBERTY to enter into the Proposed Amendment, which would be entered into, if at all, only in the event that the Average BANC ONE Closing Price during the Valuation Period is less than $31.82. In that event, the Proposed Amendment would entitle LIBERTY, at the time it delivers the LIBERTY Termination Notice, to elect to (i) terminate the Merger Agreement, or (ii) give BANC ONE the option either to (a) increase the Exchange Rate to provide at least $32.00 in value per LIBERTY share, based on the Average BANC ONE Closing Price during the Valuation Period, or (b) accept LIBERTY's termination of the Merger Agreement. The Proposed Amendment must also be approved by BANC ONE and its wholly owned subsidiary, Acquisition Corporation. BANC ONE thus far has not indicated an interest in the Proposed Amendment, and there can be no assurance that BANC ONE would agree to the Proposed Amendment or to increase the Exchange Rate if the Average BANC ONE Closing Price during the Valuation Period is less than $31.82. See "MERGER--Alternate Plan of Merger."

The Merger Agreement also provides that either party may abandon the Merger if it is not consummated on or before October 15, 1994. See "MERGER--Conditions to the Merger; Termination" for a more complete discussion of the conditions to the Merger and the rights of each party to terminate the Merger Agreement.

Opinion of the Financial Advisor

On November 2, 1993, Goldman Sachs & Co. ("Goldman Sachs") delivered its written opinion to the LIBERTY Board to the effect that, based on various considerations and assumptions, the Exchange Rate was fair to the holders of the outstanding shares of LIBERTY Common Stock. Goldman Sachs subsequently confirmed its November 2, 1993 opinion by delivery of its written opinion dated o, 1994. At LIBERTY's instruction, Goldman Sachs assumed for purposes of its opinion dated o, 1994 that the Exchange Rate, as it may be adjusted pursuant to the Merger Proposal, when multiplied by the Average BANC ONE Closing Price will equal at least $32.00 per share of LIBERTY Common Stock. A copy of the full text of the o, 1994 written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached as Exhibit A to this Prospectus and Proxy Statement and should be read carefully in its entirety.

The Option

As a condition of BANC ONE's entering into the Merger Agreement and in consideration therefor, BANC ONE and LIBERTY entered into an Option Agreement dated as of November 2, 1993 (the "Option Agreement"). The Option Agreement has the effect of increasing the likelihood that the Merger will be consummated because it makes it more difficult and more expensive for another party to obtain control of or acquire LIBERTY. See "MERGER--The Option."

        Pursuant to the Option Agreement, LIBERTY granted BANC ONE an option (the "Option") to purchase up to 5,064,663 authorized but unissued shares of LIBERTY Common Stock at $28.00 per share (the closing trade price of a share of LIBERTY Common Stock as reported on the Nasdaq National Market on November 2,
1993). The Option Agreement provides that if before the Merger any shares of LIBERTY Common Stock are changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination or exchange of LIBERTY Common Stock, the number of shares of LIBERTY Common Stock subject to the Option will be increased so that, after such issuance, the number of shares of LIBERTY Common Stock subject to the Option will effectively equal 19.9% of the number of shares of LIBERTY Common Stock then issued and outstanding without giving effect to any shares subject, or issued pursuant, to the Option. BANC ONE may exercise the Option only upon the occurrence of certain events (none of which has occurred to date) and upon obtaining any regulatory approval necessary for the acquisition of shares of LIBERTY Common Stock subject to the Option. See "MERGER--The Option."

In addition to certain other Option Termination Events (as hereinafter defined), the Option Agreement provides that the Option will terminate upon termination of the Merger Agreement (i) by BANC ONE pursuant to the Merger Agreement if that termination occurs prior to the occurrence of an Initial Triggering Event (as hereinafter defined), (ii) by LIBERTY pursuant to the Merger Agreement, or (iii) by the mutual consent of BANC ONE and LIBERTY. If termination of the Merger Agreement by BANC ONE occurs after an Initial Triggering Event, however, the Option may be exercised for the one-year period following such termination provided that the Option shall in any event expire not later than 18 months following such Initial Triggering Event.

If the Merger Agreement is terminated by LIBERTY pursuant to the LIBERTY Termination Right, the Option will expire to the extent BANC ONE had not previously exercised the Option. See "Merger--The Option" for a description of the circumstances under which BANC ONE is permitted to exercise the Option prior to an Option Termination Event.

Selected Financial Data

The acquisition of LIBERTY will be accounted for as a pooling of interests. BANC ONE has announced three other acquisitions of financial institutions which are currently pending and which are not material, individually, or in the aggregate, and are, therefore, not included in the accompanying selected financial data. For further discussion of these acquisitions, see "INFORMATION ABOUT BANC ONE CORPORATION".

The following table presents on a historical basis selected unaudited consolidated financial data for BANC ONE and LIBERTY. The financial data is based on the consolidated financial statements of BANC ONE and LIBERTY, respectively, incorporated herein by reference.

                                                                                 SELECTED FINANCIAL DATA (2)
                                                                                $(thousands, except per share)
                                                                                         (UNAUDITED)
                                            Three months
                                               ended
                                              March 31,                            Year ended december 31,
                                           -----------------------------------------------------------------------------------------
                                             1994          1993           1992              1991               1990            1989
                                           -----------------------------------------------------------------------------------------
Total interest income and other income:

BANC ONE.................................$ 1,859,461     $ 7,226,790   $ 7,358,393    $ 6,828,327       $ 6,151,959   $ 5,473,099
LIBERTY..................................     95,754         382,179       381,104        395,562           374,909       353,056

INCOME (loss) from continuing operations:

BANC ONE.................................$   312,873     $ 1,120,589   $   876,588    $   664,288       $   536,066   $   304,916
LIBERTY..................................     14,077          51,514        45,639         37,780            32,790        39,171

Income (loss) from continuing operations per common share:

BANC ONE.................................$      0.81     $      2.93   $      2.29    $      1.82       $      1.56   $      0.97(1)
LIBERTY..................................       0.55            2.03          1.83           1.60              1.42          1.54

Historical dividends declared per
common share:

BANC ONE.................................$      0.31     $      1.07   $      0.89    $      0.76       $      0.69   $      0.63
LIBERTY..................................     0.1950          0.8075          0.60           0.53              0.47          0.41

Total assets (end of period):

BANC ONE.................................$83,426,670     $79,918,561   $76,739,119    $73,840,498       $56,610,126   $48,111,384
LIBERTY..................................  5,024,251       4,916,095     4,565,745      4,338,106         3,713,467     3,535,498

Long-term borrowings (end of period)

BANC ONE.................................$ 1,740,912     $ 1,701,662   $ 1,357,462    $  943,726        $  810,197    $   624,232
LIBERTY..................................    103,377         103,610        39,335        39,351            37,377         41,268

Total stockholders equity
  (end of period):

BANC ONE.................................$ 7,200,259     $ 7,033,638    $6,241,586    $5,559,370        $ 4,514,653   $ 3,633,542
LIBERTY..................................    409,133         399,532       353,227       320,587            275,343       247,788

(1)    1989's income from continuing operations per common share was impacted by a significant increase in BANC ONE Arizona
       (formerly Valley National) Corporation's provision for loan losses.

(2)    All per common share amounts are restated to give retroactive effect to the 10% dividend on BANC ONE common stock paid on
       March 4, 1994 to BANC ONE common stockholders of record as of February 16, 1994.











                                                16

Comparative Per Share Data

Based upon (a) the minimum Exchange Rate of .8750 share of BANC ONE Common Stock for each of the outstanding shares of LIBERTY Common Stock, (b) the maximum Exchange Rate of .9262 share of BANC ONE Common Stock for each of the outstanding shares of LIBERTY Common Stock, (c) the approximate midpoint Exchange Rate of .9006 share of BANC ONE Common Stock for each of the outstanding shares of LIBERTY Common Stock, and (d) the Exchange Rate of 1.0057 shares of BANC ONE Common Stock for each of the outstanding shares of LIBERTY Common Stock (the Exchange Rate which would be applicable if the Average BANC ONE Closing Price during the Valuation Period were $31.82 and BANC ONE exercised its option to increase the Exchange Rate upon receipt of a LIBERTY Termination Notice), the following tables set forth per common share income from continuing operations, dividends, book value, and market value of (i) BANC ONE; (ii) LIBERTY; and (iii) pro forma equivalent of one share of LIBERTY Common Stock based on BANC ONE Common Stock. See "MERGER--Exchange Rate" and "--Conditions to Merger; Termination."

                                                                                               (iii) Per Share of LIBERTY
                                                                                             Common Stock assuming an
                                                                                             exchange rate of one share of
                                                                                             LIBERTY Common Stock for
                                                                                             .8750 shares of BANC ONE
                                                               (i)              (ii)         common stock
                                                               ----------       ----------    ------------------------
                                                                  BANC                                  BANC
                                                                  ONE            LIBERTY                ONE
                                                               ----------       ----------    ------------------------
Income from continuing
 operations per common share:
     Year ended:
                          December  31, 1989                 $      0.97 (6)  $      1.54          $       0.85
                          December  31, 1990                        1.56             1.42                  1.37
                          December  31, 1991                        1.82             1.60                  1.59
                          December  31, 1992                        2.29             1.83                  2.00
                          December  31, 1993                        2.93             2.03                  2.56
     Quarter ended:
                          March 31, 1994                            0.81             0.55                  0.71

Dividends per common share:
     Year ended:
                          December  31, 1989                        0.63             0.41                  0.55
                          December  31, 1990                        0.69             0.47                  0.60
                          December  31, 1991                        0.76             0.53                  0.67
                          December  31, 1992                        0.89             0.60                  0.78
                          December  31, 1993                        1.07           0.8075                  0.94
     Quarter ended:
                          March 31, 1994                            0.31           0.1950                  0.27
Annualized for year
 ended:
                          December 31, 1994                                                                1.09(1)

Book value per common share
  as of March 31, 1994                                             18.20            15.89                 15.93


Market value per common share
  as of November 2, 1993      (2)                                  34.09 (3)        28.00 (4)             29.83


Market value per common share
  as of May __, 1994          (5)                                        (3)              (4)


(1) The annualized dividend for the year ended December 31, 1994 is based upon the annualization of BANC ONE's dividend for the quarter ended March 31, 1994, multiplied by the assumed exchange rate. The annualized dividend assumes no change in the BANC ONE dividend rate for the quarter ended March 31, 1994.

(2) The business day immediately preceding public announcement of the proposed merger.

(3) Based on the closing price of BANC ONE Common Stock as reported on the New York Stock Exchange.  The November 2, 1993
    price is adjusted for the 10% stock dividend paid on March 4, 1994  to shareholders of record as of February 16,
    1994.

(4) Based on the closing price of LIBERTY Common Stock as reported on the Nasdaq National Market.

(5) A recent business day preceding the date of this Prospectus.

(6) 1989's income from continuing operations per common share was impacted by a significant increase in Banc One Arizona
    (formerly Valley National) Corporation's  provision for loan losses.

                                                18

                                                                                               (iii) Per Share of LIBERTY
                                                                                             Common Stock assuming an
                                                                                             exchange rate of one share of
                                                                                             LIBERTY Common Stock for
                                                                                             .9006 shares of BANC ONE
                                                               (i)              (ii)         common stock
                                                               ----------       ----------    ------------------------
                                                                  BANC                                  BANC
                                                                  ONE            LIBERTY                ONE
                                                               ----------       ----------    ------------------------
Income from continuing
 operations per common share:
     Year ended:
                          December  31, 1989                 $      0.97 (6)   $     1.54           $       0.87
                          December  31, 1990                        1.56             1.42                   1.40
                          December  31, 1991                        1.82             1.60                   1.64
                          December  31, 1992                        2.29             1.83                   2.06
                          December  31, 1993                        2.93             2.03                   2.64
     Quarter ended:
                          March 31, 1994                            0.81             0.55                   0.73

Dividends per common share:
     Year ended:
                          December  31, 1989                        0.63             0.41                   0.57
                          December  31, 1990                        0.69             0.47                   0.62
                          December  31, 1991                        0.76             0.53                   0.68
                          December  31, 1992                        0.89             0.60                   0.80
                          December  31, 1993                        1.07           0.8075                   0.96
     Quarter ended:
                          March 31, 1994                            0.31           0.1950                   0.28
  Annualized for
   the Year ended:
                          December 31, 1994                                                                 1.12(1)

Book value per common share
  as of March 31, 1994                                             18.20            15.89                  16.39


Market value per common share
  as of November 2, 1993      (2)                                  34.09 (3)        28.00 (4)              30.70


Market value per common share
  as of May __, 1994          (5)                                        (3)              (4)


(1) The annualized dividend for the year ended December 31, 1994 is based upon the annualization of BANC ONE's dividend for the quarter ended March 31, 1994, multiplied by the assumed exchange rate. The annualized dividend assumes no change in the BANC ONE dividend rate for the quarter ended March 31, 1994.

(2) The business day immediately preceding public announcement of the proposed merger.

(3) Based on the closing price of BANC ONE Common Stock as reported on the New York Stock Exchange.  The November 2, 1993
    price is adjusted for the 10% stock dividend paid on March 4, 1994  to shareholders of record as of February 16, 1994.

(4) Based on the closing price of LIBERTY Common Stock as reported on the Nasdaq National Market.

(5) A recent business day preceding the date of this Prospectus.

(6) 1989's income from continuing operations per common share was impacted by a significant increase in Banc One Arizona
    (formerly Valley National) Corporation's provision for loan losses.

                                                19

                                                                                               (iii) Per Share of LIBERTY
                                                                                             Common Stock assuming an
                                                                                             exchange rate of one share of
                                                                                             LIBERTY Common Stock for
                                                                                             .9262 shares of BANC ONE
                                                               (i)              (ii)         common stock
                                                               ----------       ----------    ------------------------
                                                                  BANC                                  BANC
                                                                  ONE            LIBERTY                ONE
                                                               ----------       ----------    ------------------------
Income from continuing
 operations per common share:
     Year ended:
                          December  31, 1989                 $      0.97 (6)  $      1.54           $     0.90
                          December  31, 1990                        1.56             1.42                 1.44
                          December  31, 1991                        1.82             1.60                 1.69
                          December  31, 1992                        2.29             1.83                 2.12
                          December  31, 1993                        2.93             2.03                 2.71
     Quarter ended:
                          March 31, 1994                            0.81             0.55                 0.75

Dividends per common share:
     Year ended:
                          December  31, 1989                        0.63             0.41                 0.58
                          December  31, 1990                        0.69             0.47                 0.64
                          December  31, 1991                        0.76             0.53                 0.70
                          December  31, 1992                        0.89             0.60                 0.82
                          December  31, 1993                        1.07           0.8075                 0.99
     Quarter ended:
                          March 31, 1994                            0.31           0.1950                 0.29

Annualized for the year
 ended:
                          December 31, 1994
Book value per common share                                                                               1.15 (1)
  as of March 31, 1994                                             18.20            15.89                16.86


Market value per common share
  as of November 2, 1993      (2)                                  34.09 (3)        28.00 (4)            31.57


Market value per common share
  as of May __, 1994          (5)                                        (3)              (4)



(1) The annualized dividend for the year ended December 31, 1994 is based upon the annualization of BANC ONE's dividend for the quarter ended March 31, 1994, multiplied by the assumed exchange rate. The annualized dividend assumes no change in the BANC ONE dividend rate for the quarter ended March 31, 1994.

(2) The business day immediately preceding public announcement of the proposed merger.

(3) Based on the closing price of BANC ONE Common Stock as reported on the New York Stock Exchange.  The November 2, 1993
    price is adjusted for the 10% stock dividend paid on March 4, 1994  to shareholders of record as of February 16, 1994.

(4) Based on the closing price of LIBERTY Common Stock as reported on the Nasdaq National Market.

(5) A recent business day preceding the date of this Prospectus.

(6) 1989's income from continuing operations per common share was impacted by a significant increase in Banc One Arizona (formerly Valley National) Corporation's  provision for loan losses.

                                                20

                                                                                               (iii) Per Share of LIBERTY
                                                                                             Common Stock assuming an
                                                                                             exchange rate of one share of
                                                                                             LIBERTY Common Stock for
                                                                                            1.0057 shares of BANC ONE
                                                               (i)              (ii)         common stock
                                                               ----------       ----------    ------------------------
                                                                  BANC                                  BANC
                                                                  ONE            LIBERTY                ONE
                                                               ----------       ----------    ------------------------
Income from continuing
 operations per common share:
     Year ended:
                          December  31, 1989                 $      0.97 (6)  $      1.54     $       0.98
                          December  31, 1990                        1.56             1.42             1.57
                          December  31, 1991                        1.82             1.60             1.83
                          December  31, 1992                        2.29             1.83             2.30
                          December  31, 1993                        2.93             2.03             2.95
     Quarter ended:
                          March 31, 1994                            0.81             0.55             0.81

Dividends per common share:
     Year ended:
                          December  31, 1989                        0.63             0.41             0.63
                          December  31, 1990                        0.69             0.47             0.69
                          December  31, 1991                        0.76             0.53             0.76
                          December  31, 1992                        0.89             0.60             0.90
                          December  31, 1993                        1.07           0.8075             1.08
     Quarter ended:
                          March 31, 1994                            0.31           0.1950             0.31
Annualized for the year
  ended:
                          December 31, 1994                                                           1.25 (1)

Book value per common share
  as of March 31, 1994                                             18.20            15.89            18.30


Market value per common share
  as of November 2, 1993      (2)                                  34.09 (3)        28.00 (4)        34.28


Market value per common share
  as of May __, 1994          (5)                                        (3)              (4)



(1) The annualized dividend for the year ended December 31, 1994 is based upon the annualization of BANC ONE's dividend for the quarter ended March 31, 1994, multiplied by the assumed exchange rate. The annualized dividend assumes no change in the BANC ONE dividend rate for the quarter ended March 31, 1994.

(2) The business day immediately preceding public announcement of the proposed merger.

(3) Based on the closing price of BANC ONE Common Stock as reported on the New York Stock Exchange.  The November 2, 1993
    price is adjusted for the 10% stock dividend paid on March 4, 1994  to shareholders of record as of February 16, 1994.

(4) Based on the closing price of LIBERTY Common Stock as reported on the Nasdaq National Market.

(5) A recent business day preceding the date of this Prospectus.

(6) 1989's income from continuing operations per common share was impacted by a significant increase in Banc One Arizona
    (formerly Valley National) Corporation's  provision for loan losses.

                                                21

                              THE SPECIAL MEETING


This Prospectus and Proxy Statement is being furnished to the shareholders of LIBERTY in connection with the solicitation of proxy cards by the LIBERTY Board for use at the Special Meeting. The Special Meeting will be held on o, 1994, at o [a.m.][p.m.], local time at the Commonwealth Convention Center, 221 Fourth Avenue, Rooms 105 and 106, Louisville, Kentucky.

Purpose of the Special Meeting

The purpose of the Special Meeting will be to consider and vote on a proposal to approve and adopt the Merger Proposal.

Record Date and Voting Rights

The LIBERTY Board of Directors (the "LIBERTY Board") has fixed the close of business on o, 1994, as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, LIBERTY had outstanding and entitled to vote o shares of LIBERTY Common Stock.

Each holder of LIBERTY Common Stock is entitled to one vote per share on all matters coming before the Special Meeting. The Merger Proposal must be approved by the affirmative vote of the holders of a majority of the shares of LIBERTY Common Stock outstanding at the close of business on the Record Date.

Votes, whether in person or by proxy, will be counted and tabulated by inspectors appointed by LIBERTY. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Special Meeting. In accordance with Kentucky law and LIBERTY's Articles and Bylaws, such abstentions and nonvotes have the effect of a "no" vote since Kentucky law requires the Merger Proposal to be authorized and approved by the affirmative vote of the holders of a majority of the shares of LIBERTY Common Stock outstanding and entitled to vote, without regard to the number of those shares actually voting.

Proxy Cards and Proxies

Proxy cards for use at the Special Meeting accompany this Prospectus and Proxy Statement. A shareholder may use a proxy card whether or not he or she intends to attend the Special Meeting in person. A shareholder may revoke his or her proxy card at any time before the taking of a vote by delivering written notice of revocation to the Secretary of LIBERTY, by submitting a later dated proxy card or by attending and voting in person at the Special Meeting. All shares subject to a validly submitted proxy card that has not been revoked will be voted in the manner specified on the proxy card. IF NO SPECIFICATION IS MADE ON A SIGNED PROXY CARD, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER PROPOSAL. The LIBERTY Board is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting it is intended that the shares represented by the accompanying proxy card will be voted by the persons named therein as proxies in accordance with their best judgment.

Solicitation of proxy cards will be made in person, by mail, or by telephone or telegraph by present and former directors, officers and employees of LIBERTY for which no additional compensation will be paid. In addition, LIBERTY has retained D.F. King & Co., Inc. ("King") to assist LIBERTY in soliciting proxy cards in connection with the Merger. LIBERTY has agreed to pay King $6,500 for such solicitation services, as well as to reimburse King for its reasonable costs and disbursements incurred in connection with distributing proxy materials. LIBERTY will bear the cost of solicitation of proxy cards from its shareholders and may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of its voting stock.

                                     MERGER

The descriptions in this Prospectus and Proxy Statement of the terms of the Merger and the Option are summaries only and are qualified in their entirety by reference to the Merger Agreement, the Proposed Amendment and the Option Agreement which are attached as exhibits to the Registration Statement of which this Prospectus and Proxy Statement is a part and are incorporated herein by reference.

General

The Merger Agreement provides for the Merger of Acquisition Corp. with and into LIBERTY. As a result of the Merger, LIBERTY will become a wholly owned subsidiary of BANC ONE. At the time the Merger becomes effective (the "Effective Time"), each of the issued and outstanding shares of LIBERTY Common Stock will be converted into shares of BANC ONE Common Stock at the Exchange Rate (as hereinafter defined). See "MERGER--Exchange Rate."

The affirmative vote of the holders of a majority of the outstanding shares of LIBERTY Common Stock entitled to vote at the Special Meeting is required to approve the Merger Proposal. See "VOTING AND MANAGEMENT INFORMATION--Voting." However, it is a condition to BANC ONE's obligation to consummate the Merger that not more than 10% of the maximum aggregate number of shares of BANC ONE Common Stock which could be issued by BANC ONE as a result of the Merger are to be or could be settled in cash as a result of fractional share interests and action taken by LIBERTY shareholders required as of the Effective Time to assert their rights as dissenting shareholders pursuant to the provisions of applicable law.

Subject to such shareholder approval and the satisfaction of certain conditions and receipt of all requisite regulatory approvals, in each case as provided for in the Merger Agreement, the Merger will become effective upon completion of the filing with the Secretary of State of the Commonwealth of Kentucky of appropriate articles of merger with respect thereto as provided in applicable provisions of the Kentucky Revised Statutes. All requisite regulatory approvals have been received.

The Board of Directors of LIBERTY has unanimously approved the Merger Agreement and the Proposed Amendment. The Boards of Directors of BANC ONE and Acquisition Corp. have unanimously approved the Merger Agreement and BANC ONE, as the sole shareholder of Acquisition Corp., has approved the Merger Agreement but has not approved the Proposed Amendment. Approval of the Merger Agreement by the shareholders of BANC ONE is not required for consummation of the Merger.

Exchange Rate

The Merger Agreement provides that at the Effective Time, each of the issued and outstanding shares of LIBERTY Common Stock will be converted into shares of BANC ONE Common Stock at the Exchange Rate, which (except in certain circumstances) will be not less than .8750 or more than .9262 share of BANC ONE Common Stock for each share of LIBERTY Common Stock. Assuming that a maximum of 26,662,613 shares of LIBERTY Common Stock will be outstanding, an aggregate of as many as 24,694,912 shares or as few as 23,329,786 shares of BANC ONE Common Stock will be issued as a result of the Merger, subject to BANC ONE's option to issue additional shares of BANC ONE Common Stock if the Average BANC ONE Closing Price is less than $34.55 but equal to or more than $31.82, as described below, or in accordance with the Proposed Amendment. See also "Merger--Alternate Plan of Merger." The Exchange Rate will be calculated following the Valuation Period. The maximum and minimum Exchange Rates and the number of shares of BANC ONE Common Stock in this and the following paragraphs have been adjusted to reflect the 10% stock dividend paid on March 4, 1994 and are subject to further adjustment in certain circumstances.

The Exchange Rate will be equal to the quotient of the Average BANC ONE Closing Price during the Valuation Period divided into $35, subject to the provisions of the next paragraph.

If the Average BANC ONE Closing Price during the Valuation Period is $37.79 or less, the Exchange Rate will be .9262; if the Average BANC ONE Closing Price is $40.00 or more, the Exchange Rate will be .8750; if the Average BANC ONE Closing Price is more than $37.79 and less than $40.00, then the Exchange Rate will be the quotient obtained by dividing $35 by the Average BANC ONE Closing Price.

The following chart illustrates, by example, the number of shares of BANC ONE Common Stock into which each share of LIBERTY Common Stock would be exchanged, at several assumed Average BANC ONE Closing Prices for the Valuation Period (and based on the fact that the Merger Agreement in effect provides that for purposes of calculating the Exchange Rate the average closing trade price cannot be less than $37.79 nor more than $40.00):

                                   Then Each Share of
                                  LIBERTY Common Stock
  If the Average            Will Be Converted into this Number
Closing Price Is            of Shares of BANC ONE Common Stock*
- ------- ----- --            -- ------ -- ---- --- ------ -----
$34.55 but not more..........              .9262 (maximum Exchange Rate)
  than $37.79
$38.23.......................              .9155
$38.67.......................              .9051
$39.12.......................              .8947
$39.56.......................              .8847
$40.00 or more...............              .8750 (minimum Exchange Rate)

- ---------------
* Subject to further adjustment in certain circumstances.

In the above illustrations, if the Average BANC ONE Closing Price were $38.67, a holder of 100 shares of LIBERTY Common Stock would receive 90 shares of BANC ONE Common Stock (100 x .9051 less fractional shares) and an amount of cash for such holder's fractional share interest in BANC ONE Common Stock. See "MERGER
- - Fractional Shares."

If the Average BANC ONE Closing Price is less than $34.55, LIBERTY can elect to terminate the Merger Agreement. However, if the Average BANC ONE Closing Price is less than $34.55 but equal to or more than $31.82, BANC ONE would have the option to increase the Exchange Rate to a number of shares of BANC ONE Common Stock that would provide $32.00 in value per share of LIBERTY Common Stock and thereby nullify the termination election by LIBERTY. If the Average BANC ONE Closing Price is less than $31.82, Liberty may terminate the Merger Agreement upon Liberty's delivery of termination notice to BANC ONE. See "Merger -- Conditions to the Merger; Termination" and "--Alternate Plan of Merger."

Neither the above illustrations nor the several assumed Average BANC ONE Closing Prices are intended to reflect what any shareholder of LIBERTY Common Stock necessarily will receive or what the Average BANC ONE Closing Price will be when finally determined in accordance with the Merger Agreement.

Operations After the Merger

Upon the consummation of the Merger, Acquisition Corp. will be merged with and into LIBERTY and the separate corporate existence of Acquisition Corp. will cease. LIBERTY, as the surviving corporation in the Merger, will become a wholly owned subsidiary of BANC ONE, will continue operations under the name Banc One Kentucky Corporation and will operate with LIBERTY's current officers and employees, with its principal place of business in Louisville, Kentucky. LIBERTY's current directors will serve as the directors of the surviving corporation following the Merger until the next annual meeting of directors at which their respective successors are elected and qualified. Pursuant to the terms of the Merger Agreement, BANC ONE has the right to select one or more persons who currently serve on the board of directors of Bank One Lexington to serve as additional members of the board of directors of the surviving corporation. The structure of LIBERTY's operations will be changed in some respects. BANC ONE presently intends, immediately following the Effective Time, to transfer all of the capital stock of Bank One Lexington, a wholly owned subsidiary of BANC ONE through which a substantial portion of BANC ONE's Kentucky banking operations are conducted, to the surviving corporation and Bank One Lexington will thereupon become a wholly owned subsidiary of Banc One Kentucky Corporation. Following the Merger it is expected that Bank One Lexington will purchase the assets and assume the associated liabilities of Liberty National Bank and Trust Company of Kentucky in the greater Lexington, Kentucky area. Upon obtaining approval from the Office of the Comptroller of the Currency ("OCC") in April 1994, LIBERTY converted its federal savings bank subsidiary into a national bank and merged the converted bank with another commercial bank subsidiary, thereby satisfying a condition of the Merger Agreement.

Each of the bank subsidiaries of the surviving corporation, as a BANC ONE affiliate after the Merger, will operate under BANC ONE's operating philosophy whereby each of such bank subsidiaries will have autonomy to match its products and services to the needs of its local communities. BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for

"paper and computer related" matters such as assistance in accounting, auditing, loan review, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.


Background of Transaction

Since the passage of legislation during the last ten years permitting bank holding companies to operate in more than one state, both the Kentucky banking market and the United States banking industry as a whole have undergone accelerating consolidation, a trend LIBERTY's management expects to continue. In recent years, executive officers and directors of LIBERTY have been contacted from time to time by directors and officers of larger regional financial institutions who informally expressed interest in a possible affiliation with LIBERTY. In the summer of 1992, senior executive officers of LIBERTY concluded that LIBERTY needed to develop a strategic plan to consider possible options for enhancing long-term shareholder value in the current banking environment. After discussions, it was determined that senior executive officers and the Examining Committee of LIBERTY's Board of Directors would conduct a strategic planning process with the assistance of a financial advisor.

Beginning in September 1992, Malcolm B. Chancey, Jr., then LIBERTY's President, met several times with other executive officers of LIBERTY and representatives of Goldman Sachs to discuss possible strategies for consideration by LIBERTY's Examining Committee. The discussion focused on the need to analyze the feasibility of three options for LIBERTY: (i) continuing LIBERTY's present course of remaining independent while generating capital internally and adding assets through small acquisitions; (ii) an "aggressive growth" option entailing larger acquisitions of holding companies in the Ohio Valley region within approximately one to two years; and (iii) a merger with a financial institution of comparable size to, or larger than LIBERTY. The Examining Committee held its first meeting in connection with the strategic planning process in January 1993.

Late in 1992, Joseph W. Phelps, then LIBERTY's Chairman of the Board, and Mr. Chancey accepted an invitation to meet on December 2, 1992 with John B. McCoy, BANC ONE's Chairman, John G. McCoy, former Vice Chairman and President and a director of BANC ONE, and William S. Boardman, BANC ONE's Senior Executive Vice President. The BANC ONE representatives expressed their general interest in a possible affiliation with LIBERTY. In turn, Messrs. Phelps and Chancey explained LIBERTY's intention to conduct a strategic planning process with the assistance of Goldman Sachs.

On March 16, 1993, LIBERTY's Examining Committee met with John B. McCoy of BANC ONE at Mr. McCoy's request. Mr. McCoy presented a general overview of BANC ONE. Shortly thereafter, Mr. Chancey and Mr. Phelps accepted an invitation to meet with Mr. McCoy and Mr. Boardman. Messrs. McCoy and Boardman reaffirmed BANC ONE's interest in LIBERTY and discussed developments at BANC ONE's Lexington, Kentucky affiliate bank.

On several occasions between December 1992 and August 1993, Mr. Chancey also accepted invitations to meet with directors or senior executive officers of regional bank holding companies other than BANC ONE. On each occasion, the other parties expressed their institution's general interest in discussing a possible affiliation with LIBERTY, and Mr. Chancey explained LIBERTY's involvement in a strategic planning process with the assistance of Goldman Sachs.

At a meeting of the Examining Committee on May 24, 1993, the Committee, with the assistance of representatives of Goldman Sachs, discussed the advantages and disadvantages of the aggressive growth option and LIBERTY's value to potential acquirors. The discussion focused on the advantages and disadvantages of a sale generally as well as the advantages and disadvantages of a sale to specific interested acquirors. After the meeting, there was a general consensus among LIBERTY's participating officers and directors that the aggressive growth option and an affiliation with a larger institution appeared to be LIBERTY's two best alternatives for enhancing shareholder value. They also recognized the need for a clearer indication of LIBERTY's value to a potential acquiror before strategic planning could be concluded. Shortly thereafter, Mr. Chancey authorized Goldman Sachs to contact Mr. Boardman of BANC ONE regarding BANC ONE's willingness to provide an informal valuation of LIBERTY. LIBERTY and BANC ONE entered into a confidentiality agreement on July 1, 1993 to enable LIBERTY to provide recent financial information requested by BANC ONE. Several weeks later, representatives of LIBERTY and BANC ONE met to discuss the financial information delivered by LIBERTY.

In August 1993, Mr. Chancey arranged meetings with senior executive officers of bank holding companies in the Ohio Valley region that LIBERTY had identified as possible candidates for acquisition by LIBERTY in pursuit of an "aggressive growth" strategy. At these meetings, Mr. Chancey expressed LIBERTY's interest in exploring one or more affiliation transactions to occur within one to two years. The officers of the other companies indicated limited interest in an affiliation transaction with LIBERTY consistent with the "aggressive growth" option.

In late September 1993, Mr. Boardman of BANC ONE conveyed BANC ONE's response to LIBERTY's request for an estimate of value of LIBERTY Common Stock. Shortly thereafter, Mr. Chancey agreed to meet with Messrs. McCoy and Boardman on October 1, 1993. The parties met a second time three days later during Mr. Chancey's visit to Columbus. At the October 4 meeting, Mr. McCoy and Mr. Boardman expressed BANC ONE's continuing interest in a transaction to acquire LIBERTY and discussed a range of values. Mr. Chancey agreed to take the matter under advisement for further analysis. Mr. Chancey then authorized representatives of Goldman Sachs to discuss the proposal directly with representatives of BANC ONE, directing that the proposal should include a minimum as well as a maximum price limitation and should give LIBERTY the right to terminate the agreement if BANC
ONE stock was   trading below a certain minimum price.

On October 16, 1993, Mr. Chancey met Mr. Boardman and reached a working understanding on several structural issues related to BANC ONE's offer, including LIBERTY's right to terminate the affiliation agreement if BANC ONE stock traded at or below a minimum price per share.

On October 26, 1993, LIBERTY's Examining Committee met to analyze and consider the BANC ONE proposal with the assistance of representatives of Goldman Sachs. Following a lengthy discussion of the issues raised by the BANC ONE offer, the Examining Committee unanimously voted to recommend to LIBERTY's Board that the offer be accepted. A meeting of LIBERTY's entire Board of Directors to consider the BANC ONE offer was then arranged for Tuesday, November 2, 1993.

From October 27th to the November 2nd Board meeting, LIBERTY's senior executive officers and legal and financial advisors negotiated the terms of a definitive merger agreement with officers of BANC ONE. In light of the decline in the trading price of BANC ONE stock (as adjusted to give effect to the 10% stock dividend paid on March 4, 1994) from $38.18 per share as of October 1, 1993 to $34.89 as of November 1, 1993, the parties agreed to increase the maximum exchange ratio and revise LIBERTY's right to terminate the Merger Agreement, the so-called "walk away" provision. On November 2, 1993, the closing price of BANC ONE Common Stock reported on the NYSE was $34.09, less than the $34.55 price below which LIBERTY's Termination Right becomes exercisable.

At its November 2, 1993 meeting, following presentations by its financial and legal advisors, LIBERTY's Board of Directors approved the Merger Agreement.

LIBERTY's Board of Directors, following presentations by its advisors, approved on May 11, 1994 the amendment to the Merger Agreement dated as of May 19, 1994, and approved the Proposed Amendment on May 18, 1994.

The terms of the Merger and the Merger Agreement, including the Exchange Rate, were the result of arm's-length negotiations between LIBERTY and BANC ONE and their respective representatives. In the course of reaching its decision to approve the Merger Agreement, the LIBERTY Board consulted with its legal and financial advisors as well as with management of LIBERTY, and, without assigning any relative or specific weights, considered numerous factors, including but not limited to the following:

       (1) The financial terms of the Merger. In this regard, the Board considered: (a) a comparison of LIBERTY to selected peer institutions, including certain information indicating that LIBERTY's per share trading price currently reflects a premium in anticipation of a possible business combination; (b) a description of the proposed BANC ONE transaction, including market and trading information regarding the form of consideration, BANC ONE Common Stock; (c) a pro forma analysis of the BANC ONE acquisition; (d) a comparison of the financial terms of recent bank mergers involving over $100 million in consideration, indicating that the financial terms of the Merger compared favorably with other recent transactions; and (e) the fact that the Merger Agreement provides LIBERTY the option to terminate the Merger Agreement if the Average BANC ONE Closing Price during the Valuation Period does not provide $32.00 in value per LIBERTY share.

       (2) The effect on shareholder value of LIBERTY's continuing as an independent entity compared to the effect of the Merger with BANC ONE. In this regard, the Board considered both LIBERTY's present course of asset growth generated by internal growth and small acquisitions as well as an "aggressive growth" strategy involving larger acquisitions. A "break-even" return analysis presented by Goldman Sachs indicated that, based on certain assumptions, LIBERTY would have to achieve annual growth in its earnings per share significantly higher than its historical rates to provide the same value to shareholders as the Merger. It was also considered unlikely that LIBERTY could achieve the same value to shareholders through an "aggressive growth" strategy without incurring the risk of dilution to LIBERTY's earnings per share.

       (3) Financial information and other information about BANC ONE. In this regard, the Board evaluated historical financial and operational information concerning BANC ONE. The Board also considered the fact that Banc One Kentucky Corporation, the combined entity resulting from the Merger, would be the largest banking organization in Kentucky and that LIBERTY's directors and executives would have a significant presence in operating the
              combined entity.    The Board also regarded the banking and
              business philosophies of BANC ONE and LIBERTY to be compatible.

       (4) The impact generally of the Merger on the customers, communities and other constituencies served by LIBERTY. In this regard, the Board of Directors considered that the Merger would enable LIBERTY to offer its customers a greater variety of banking products than it could as an independent entity.

       (5) The likelihood that the Merger would provide LIBERTY's employees opportunities not currently available to them.

       (6) Industry conditions generally. The Board considered the probability of nationwide interstate banking, the continued erosion of traditional geographic and industry lines, and the likelihood of further consolidation in the banking industry.


       (7) The likelihood of the Merger being approved by appropriate regulatory authorities.

       (8) The terms, other than the financial terms, and structure of the Merger. The Board considered in particular the terms and conditions of the Merger Agreement and the Option Agreement and the fact that the Merger would be tax-free to LIBERTY shareholders.

       (9) The opinion of Goldman Sachs as to the fairness of the Exchange Rate to the holders of the outstanding shares of LIBERTY Common Stock. See "Opinion of Goldman Sachs."

Based on these matters, and such other matters as members of the Board deemed relevant, the LIBERTY Board has unanimously approved the Merger Agreement and the Proposed Amendment as being in the best interest of LIBERTY, its shareholders, employees and customers, and the communities served by LIBERTY. See "MERGER - Alternative Plan of Merger."

The LIBERTY Board believes that the affiliation with BANC ONE will result in a competitively stronger combined entity with increased financial and human resources and a larger and more geographically diverse banking operation.

The Merger Agreement contains a "walk away" provision that allows LIBERTY to terminate the Merger Agreement if the Average BANC ONE Closing Price during a defined Valuation Period is below $34.55, the price at which the Exchange Rate would provide $32.00 in value per LIBERTY share. If the Average BANC ONE Closing Price is less than $34.55 but equal to or more than $31.82, BANC ONE would have the option to increase the Exchange Rate to provide $32.00 in value per LIBERTY share and thereby nullify the termination election by LIBERTY. If the Average BANC ONE Closing Price is less than $31.82, the Merger Agreement provides that it will terminate upon

LIBERTY's delivery of the termination notice to BANC ONE. The Average BANC ONE Closing Price for the fifteen consecutive trading days ending on _________, 1994 [date before date of Prospectus and Proxy Statement] was $_____.

The Merger Proposal also would authorize LIBERTY to enter into the Proposed Amendment and to consummate the Merger in accordance with an alternate Plan of Merger, which, if the Average BANC ONE Closing Price during the Valuation Period is less than $31.82, would entitle LIBERTY, at the time it delivers the LIBERTY Termination Notice, to elect to (i) terminate the Merger Agreement, or
(ii) give BANC ONE the option either to (a) increase the Exchange Rate to provide at least $32.00 in value per LIBERTY share, based on the Average BANC ONE Closing Price during the Valuation Period, or (b) accept LIBERTY's termination of the Merger Agreement. The Proposed Amendment must also be approved by BANC ONE and its wholly owned subsidiary, Acquisition Corporation. BANC ONE thus far has not indicated an interest in the Proposed Amendment, and there can be no assurance that BANC ONE would agree to the Proposed Amendment or to increase the Exchange Rate if the Average BANC ONE Closing Price during the Valuation Period is less than $31.82. See "MERGER--Alternate Plan of Merger."

The LIBERTY Board's current intention is that if the Average BANC ONE Closing Price is less than $34.55 per share (which is the Average BANC ONE Closing Price below which the Exchange Rate would not provide LIBERTY shareholders at least $32.00 in value per share of LIBERTY Common Stock), LIBERTY will deliver the LIBERTY Termination Notice. The LIBERTY Board does not presently know of any circumstances in which it would change its current intention. The opinion of Goldman Sachs specifically assumes that the Exchange Rate provides at least $32.00 in value for each LIBERTY share. The opinion of Goldman Sachs is a significant supporting factor in the LIBERTY Board's recommendation in favor of the Merger.

LIBERTY does not know whether or under what circumstances following delivery of the LIBERTY Termination Notice BANC ONE would elect to increase the Exchange Rate to provide at least $32.00 per LIBERTY share. BANC ONE's policy has been not to determine before value determination periods whether or under what circumstances BANC ONE would elect to increase the consideration to be paid by BANC ONE in an affiliation transaction. In 1993 BANC ONE entered into separate merger agreements with FirsTier Financial, Inc. ("FirsTier"), a multi-bank holding company headquartered in Omaha, Nebraska, and Mid States Bancshares, Inc. ("Mid States") a bank holding company headquartered in Moline, Illinois. Each of the agreements contained a walk away provision that permitted the board of directors of the company being acquired to terminate the agreement if the average BANC ONE closing price during a specified valuation period was below a certain minimum price.

FirsTier, with $3.0 billion in total assets as of September 30, 1993, would have been BANC ONE's first affiliate in the Nebraska banking markets. On February 14, 1994, the merger agreement between FirsTier and BANC ONE was terminated. The walk away provision of that agreement allowed FirsTier to terminate the agreement if the average price of BANC ONE Common Stock during a valuation period was below $41.60. In its 1993 Annual Report, BANC ONE stated:

       This agreement was reached in April 1993 when the bank stocks were at all time highs. Since that time, the industry, including BANC ONE, has experienced a reduction of share values. We would have had to increase the exchange ratio of our shares to reach the dollar value anticipated by FirsTier. However, we have a policy of protecting current BANC ONE shareholders by not accepting dilution in an affiliation transaction. This policy prevented us from increasing the exchange ratio and the agreement was therefore terminated.

The proposed merger with Mid States, with $192 million in total assets as of December 31, 1993, will increase BANC ONE's presence in Illinois, where six BANC ONE affiliate banks together had $3.9 billion in total assets as of December 31, 1993. Under BANC ONE's agreement with Mid States, Mid States had the right to terminate the merger agreement under the walk away provision if the average BANC ONE closing price during a valuation period was below $37.82. On January 26, 1994, the board of directors of Mid States canceled a special meeting of Mid States shareholders called to consider BANC ONE's acquisition of Mid States when the average BANC ONE trading price during the valuation period, which occurred in mid-January 1994, was $33.43. On March 28, 1994, the merger agreement was amended to increase the number of BANC ONE shares to be received for each Mid States share from 2.7225 shares to 2.917 shares, a 7.1% increase. In a registration statement filed with the Commission, the Mid States board of directors stated it would submit the amended merger agreement for approval by Mid States shareholders at a special meeting to be scheduled.

As of March 31, 1994, the directors and executive officers of LIBERTY, together with their affiliates and associates, as a group, were entitled to vote approximately 2,158,453 shares of LIBERTY Common Stock representing approximately 8.4% of the shares outstanding. These persons will be entitled to receive the same consideration for their shares as any other LIBERTY shareholder upon approval of the Merger Proposal. LIBERTY believes that all of the directors' and executive officers' shares will be voted in favor of the Merger. After the Merger, LIBERTY's directors and executive officers, as a group, will own less than 1% of the shares of BANC ONE Common Stock outstanding.

THE LIBERTY BOARD UNANIMOUSLY RECOMMENDS THAT THE MERGER PROPOSAL BE APPROVED BY THE SHAREHOLDERS OF LIBERTY. The LIBERTY Board makes this unanimous recommendation notwithstanding that LIBERTY currently intends to deliver a LIBERTY Termination Notice if the Average BANC ONE Closing Price during the Valuation Period provides less than $32.00 in value per share of LIBERTY Common Stock. See "MERGER--Alternate Plan of Merger."

BANC ONE believes that the affiliation of LIBERTY with BANC ONE will provide BANC ONE with a meaningful presence in Kentucky and an expansion of BANC ONE's customer base and assets. The affiliation with LIBERTY will result in a combined entity with increased financial resources and greater financial strength than either BANC ONE or LIBERTY separately.

Opinion of Financial Advisor [pending update by Goldman Sachs]

Goldman Sachs has delivered written fairness opinions to the LIBERTY Board that, as of November 2, 1993 and o, 1994, the Exchange Rate was fair to the holders of the outstanding shares of Common Stock of LIBERTY. The full text of the fairness opinion of Goldman Sachs dated o, 1994, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Exhibit A to this Prospectus and Proxy Statement. LIBERTY shareholders are urged to read this fairness opinion in its entirety. Goldman Sachs' fairness opinion is directed only to the Exchange Rate and does not constitute a recommendation to any LIBERTY shareholder as to how such shareholder should vote at the Special Meeting. At LIBERTY's instruction, Goldman Sachs has assumed for purposes of its opinion dated o, 1994 that the Exchange Rate, as it may be adjusted pursuant to the Merger Proposal, when multiplied by the Average BANC ONE Closing Price will equal at least $32.00 per share of LIBERTY Common Stock. Except for revisions to reflect the assumption described in the preceding sentence and the completion of due diligence as provided for in Section 10 of the Merger Agreement, the November 2, 1993 fairness opinion was substantially identical to the fairness opinion attached hereto.

In connection with its fairness opinion dated o, 1994, Goldman Sachs reviewed, among other things, (i) the Merger Agreement, (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K of LIBERTY and BANC ONE for the five years ended December 1993, (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of LIBERTY and BANC ONE, (iv) certain other communications from LIBERTY and BANC ONE to their respective shareholders, and (v) certain internal financial analyses and forecasts for LIBERTY and BANC ONE prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of LIBERTY and BANC ONE regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies.
Goldman Sachs also reviewed with members of the senior management of LIBERTY the results of LIBERTY's due diligence examination of BANC ONE. Goldman Sachs also held discussions with the independent auditors of each of LIBERTY and BANC ONE regarding the financial and accounting affairs of LIBERTY and BANC ONE. In addition, Goldman Sachs reviewed the reported price and trading activity for LIBERTY Common Stock and BANC ONE Common Stock, compared certain financial and stock market information for LIBERTY and BANC ONE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

Goldman Sachs relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of its fairness opinion. Goldman Sachs is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the consent of LIBERTY, that such allowances for each of LIBERTY and BANC ONE are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of LIBERTY or BANC ONE or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed, with the consent of LIBERTY, for the purposes of its fairness opinion, that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

The following is a summary of certain of the analyses used by Goldman Sachs in connection with the fairness opinion delivered to the LIBERTY Board on November 2, 1993. References to the BANC ONE stock prices and the Exchange Rate have been adjusted to take into account the 10% stock dividend paid on March 4, 1994 by BANC ONE:

              (a) STOCK TRADING HISTORY. Goldman Sachs examined the history of the trading prices and volume for the LIBERTY Common Stock and the relationship between movements of such common stock and movements in (i) the S&P Index of 56 Financial Companies, (ii) the S&P 500, and (iii) a composite index of certain banks situated in Kentucky (the "Kentucky Regional Composite Index"). The Kentucky Regional Composite Index is composed of the following banks: Farmers Capital Bank Corporation, Mid-America Bancorp, Peoples First Corporation, Pikeville National Corporation and Trans Financial Bancorp, Inc. In addition, Goldman Sachs examined the history of the trading prices for the BANC ONE Common Stock and the relationship between movements of such common stock and movements in the S&P 500 and a composite index of certain regional banks (the "Regional Bank Composite Index"). The Regional Bank Composite Index is composed of the following banks: Barnett Banks, Inc., Boatmen's Bancshares, Inc., CoreStates Financial Corp., Fifth Third Bancorp, First Bank System, Inc., First Fidelity Bancorporation, First Interstate Bancorp, First Union Corporation, Fleet Financial Group, Inc., KeyCorp, Mellon Bank Corporation, National City Corporation, NationsBank Corporation, NBD Bancorp, Inc., Norwest Corporation, PNC Bank Corp., Republic New York Corporation, Shawmut National Corporation, Sun Trust Banks, Inc., The Bank of New York Corporation, U.S. Bancorp, Wachovia Corporation and Wells Fargo & Company.

              (b) COMPARISON WITH SELECTED COMPANIES. Goldman Sachs compared selected historical stock market, capitalization and dividend data, asset quality and reserve coverage statistics and financial ratios for LIBERTY with corresponding data, statistics and ratios for certain peer financial institutions of LIBERTY (Commerce Bancshares, Inc., Deposit Guaranty Corp., First Citizens Bancshares, Inc., Fourth Financial Corporation, Magna Group, Inc., Southern National Corporation, Trustmark Corporation and United Missouri Bancshares, Inc.) (together, the "LIBERTY Peer Companies"). This analysis showed, among other things, that the price earnings ratio using estimated 1993 earnings (based on Institutional Broker Estimate System ("IBES") median estimates as of October 21, 1993) for the LIBERTY Peer Companies ranged from a low of 8.0 to a high of 13.1 with a mean of 10.8 and a median of 10.9, as compared to a ratio for LIBERTY of 13.3. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. The price earnings ratio using estimated 1994 earnings (based on IBES median estimates as of October 21, 1993) for the LIBERTY Peer Companies ranged from a low of 8.9 to a high of 13.1 with a mean of 10.2 and a median of 10.1, as compared to a ratio for LIBERTY of 12.4. The market price to tangible book value multiple for the LIBERTY Peer Companies ranged from a low of 1.3 to a high of 2.0, with a mean of 1.6 and a median of 1.5, as compared to a multiple for LIBERTY of 1.9. For purposes of this comparison, market prices of LIBERTY and the LIBERTY Peer Companies were as of October 29, 1993.

              In addition, Goldman Sachs compared selected historical stock market, capitalization and dividend data, asset quality and reserve coverage statistics and financial ratios for BANC ONE with corresponding data, statistics and ratios for certain peer financial institutions of BANC ONE (BankAmerica Corporation, Boatmen's Bancshares, Inc., Comerica Incorporated, CoreStates Financial Corp., Fifth Third Bancorp, First Union Corporation, Huntington Bancshares Incorporated, KeyCorp,

       Mellon Bank Corporation, NationsBank Corporation, NBD Bancorp, Inc., Norwest Corporation and SunTrust Banks, Inc.) (together the "BANC ONE Peer Companies"). This analysis showed, among other things, that the price earnings ratio using estimated 1993 earnings (based on IBES median estimates as of October 21, 1993) for the BANC ONE Peer Companies ranged from a low of 8.6 to a high of 16.4 with a mean of 10.6 and a median of 10.1, as compared to a ratio for BANC ONE of 11.7. The price earnings ratio using estimated 1994 earnings (based on IBES median estimates as of October 21, 1993) for the BANC ONE Peer Companies ranged from a low of 7.6 to a high of 14.2 with a mean of 9.4 and a median of 9.0, as compared to a ratio for BANC ONE of 10.4. The market price to tangible book value multiple for the BANC ONE Peer Companies ranged from a low of
       1.6 to a high of 3.1, with a mean of 2.1 and a median of 2.0, as compared to a multiple for BANC ONE of 2.2. For purposes of this comparison, market prices of BANC ONE and the BANC ONE Peer Companies were as of OCTOBER 29, 1993.

              (c) ANALYSIS OF SELECTED MERGER TRANSACTIONS. Goldman Sachs reviewed a group of 21 bank transactions involving acquisitions over $100 million (based on the value as of the announcement date of such acquisitions) publicly announced since January 1, 1993. Goldman Sachs calculated the multiple of tangible book value implied by the consideration to be received by shareholders of the acquired company in each such transaction. The median multiples of tangible book value for these transactions was 2.3. Goldman Sachs also calculated the percentage premiums of the offer value over market value of the acquired company in each such transaction. The median premium for these transactions was 28%. In addition, Goldman Sachs calculated the multiple of earnings for the last twelve months in each such transaction. The median multiple of earnings for the last twelve months for these transactions was 15.9. Assuming an acquisition price of $32.32 per share of LIBERTY Common Stock (based on a BANC ONE Average Price (as defined in the Merger Agreement) of $34.90), Goldman Sachs calculated: (i) the multiple of tangible book value implied by such acquisition price to be 2.4, (ii) the premium implied by such acquisition price to be 24%, and (iii) the multiple of earnings for the last twelve months implied by such acquisition price to be 16.7.

              (d) PRO FORMA MERGER ANALYSIS. Goldman Sachs analyzed certain pro forma effects resulting from the Merger Proposal taking into account the following assumptions: (i) projected annual cost savings of $23 million, phased-in 50.0% in 1994 and 100% in 1995, (ii) a tax rate of 35.0%, and (iii) an Exchange Rate of 0.9262 (which takes into account the 10% stock dividend paid by BANC ONE on March 4, 1994 for shareholders of record on February 16, 1994). This analysis, based upon certain assumptions, showed some dilution in earnings per share ("EPS") for the shareholders of BANC ONE and an increase in EPS for LIBERTY in both years.

              (e) DISCOUNTED CASH FLOW ANALYSIS. Using the 1993 earnings estimate prepared by LIBERTY's management and assuming a 10% annual growth in EPS throughout the five-year period and a dividend payout ratio of 33%, Goldman Sachs calculated the present value of the future cash flows of owning a share of stock in LIBERTY. Goldman Sachs calculated the present value of the LIBERTY Common Stock after the five-year period using a range of price to earnings multiples (ranging from 10x to 18x) and discounted them to present value using different discount rates (10.0%, 12.5% and 15.0%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the LIBERTY Common Stock. On the basis of such varying assumptions, Goldman Sachs estimated that the discounted cash flow value of LIBERTY on a stand-alone basis ranged from $17.79 to $36.98 per share. This analysis was based upon managements' projections of earnings and expected dividends. Managements' projections are based upon many factors and assumptions, many of which are beyond the control of LIBERTY.

              (f) BREAKEVEN RETURN ANALYSIS. Goldman Sachs computed a breakeven return analysis using different discount rates (10.0%, 12.5% and 15.0%), chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the LIBERTY Common Stock, to ascertain the annual growth rate in earnings that would be needed in order to yield the same current value to its shareholders assuming an acquisition price of $32.32, $33.50 or $35.00 per share. These analyses, based on various assumptions, estimated that the necessary earnings growth to achieve: (i) $32.32 in value for a share of LIBERTY Common Stock by the year ended 1997 is 15.6%, 19.1% and 22.7% applying discount rates of 10.0%, 12.5% and 15.0%, respectively; (ii) $33.50 (based on a BANC ONE Average Price of $36.17) in value for a share of LIBERTY Common Stock by the year ended 1997 is 17.0%, 20.6% and 24.2% applying discount rates of 10.0%, 12.5% and 15.0%, respectively; and (iii) $35.00 (based on a BANC ONE Average Price of $38.18) in value for a share of LIBERTY Common Stock by the year ended 1997 is 18.8%, 22.4% and 26.0% applying discount rates of 10.0%, 12.5% and 15.0%, respectively.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman

Sachs considered the results of all such analyses. No company or transaction used as a comparison in the analyses is identical to LIBERTY or BANC ONE or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board of Directors of LIBERTY as to the fairness of the Exchange Rate to be received by the holders of the outstanding shares of LIBERTY Common Stock pursuant to the Merger Proposal and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Goldman Sachs used in its analysis various projections of future performance prepared by the management of LIBERTY and BANC ONE. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentation to the LIBERTY Board of Directors was one of many factors taken into consideration by the LIBERTY Board of Directors in making its determination to approve the Merger Proposal. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set for in Exhibit A hereto, which shareholders are urged to read in its entirety.

Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. Goldman Sachs is familiar with LIBERTY having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. LIBERTY selected Goldman Sachs as its financial advisors on the basis of such firm's experience and expertise in transactions similar to the Merger. Goldman Sachs is also familiar with BANC ONE having acted as its financial advisor in connection with, and having participated in, its common stock offerings in 1990 and 1991 and its Series C convertible preferred offering in 1991, and may provide investment banking services to BANC ONE in the future. Goldman Sachs is a full service securities firm and, in the course of its normal trading activities, it may from time to time effect transactions and hold positions in securities of LIBERTY and BANC ONE.

Pursuant to a letter agreement dated July 6, 1993 (the "July Letter"), LIBERTY engaged Goldman Sachs to (i) act as its exclusive financial advisors to assist LIBERTY in responding to any acquisition proposals it may receive, and (ii) advise and assist LIBERTY in considering the advisability and the desirability of any such proposals or strategic alternatives that may be available to LIBERTY. LIBERTY paid Goldman Sachs $50,000 for its services pursuant to the terms of the July Letter. Pursuant to the terms of a letter agreement dated November 2, 1993 (the "November Letter"), Goldman Sachs was retained by LIBERTY as its exclusive financial advisors in connection with a possible sale of LIBERTY. The November Letter provides that if a sale of LIBERTY is accomplished in one or a series of transactions, LIBERTY will pay Goldman Sachs a fee in cash equal to 0.625% of the aggregate consideration paid in such transaction or transactions. Under the November Letter, if any portion of such aggregate consideration is paid in the form of securities, the value of such securities, for purposes of calculating the fees payable to Goldman Sachs, will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the execution of a definitive agreement pertaining to the transaction. Fees under the November Letter are payable to Goldman Sachs on the closing of any transaction or transactions. LIBERTY has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Engagement of J.J.B. Hilliard, W.L. Lyons, Inc.

On November 17, 1993, J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard Lyons"), a Louisville, Kentucky investment banking firm, was engaged at LIBERTY's request and on its behalf by Goldman Sachs to assist with due diligence and investor communications in connection with the Merger. As of December 31, 1993, Hilliard Lyons beneficially owned 1,297,668 shares or 5.04% of LIBERTY Common Stock. In connection with its services, Hilliard Lyons received a fee of $50,000, plus $120,000 payable upon consummation of the Merger. LIBERTY has also agreed to reimburse Hilliard Lyons for its reasonable out-of-pocket expenses and to indemnify Hilliard Lyons against certain liabilities, including certain liabilities under federal securities laws.

Effective Time

If the Merger Proposal is approved by the requisite votes of the shareholders of LIBERTY, and the other conditions to the Merger are satisfied or waived, the Effective Time shall be the date of the completion of the filing of the articles of merger with the Secretary of State of the Commonwealth of Kentucky with respect thereto pursuant to the applicable provisions of the Kentucky Revised Statutes. See "SUMMARY OF THE TRANSACTION--Regulatory Approvals."

Conditions to the Merger; Termination

Consummation of the Merger is subject to satisfaction of a number of conditions, including:

              (1) the receipt of all necessary approvals of the Merger and the transactions contemplated by the Merger Agreement by governmental agencies and authorities, including the Federal Reserve, the Kentucky Commissioner, and the Indiana Commissioner, which approvals shall remain in full force and effect at the Effective Time. Approvals of the Federal Reserve, the Kentucky Commissioner and the Indiana Commissioner have been received;

              (2) there being no change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of LIBERTY and its subsidiaries, taken as a whole, or of BANC ONE and its subsidiaries, taken as a whole, from September 30, 1993 to the Effective Time, that has had a LIBERTY Material Adverse Effect or a BANC ONE Material Adverse Effect (as those terms are defined in the Merger Agreement) on the affected party;

              (3) compliance by LIBERTY, BANC ONE and Acquisition Corp. with their respective covenants and confirmation of their respective representations and warranties as set forth in the Merger Agreement, including the agreement of LIBERTY that, except with the approval of BANC ONE or as otherwise permitted by the Merger Agreement, it will not

                      (a) from September 30, 1993 to the Effective Time, pay any cash dividends except for cash dividends which shall be equal to (i) $.17 per share for the three months of August, September and October, 1993, (ii) $.13 per share for the months of November and December, 1993, and (iii) $.195 per share per quarter for each quarter beginning with the first calendar quarter of 1994 and each subsequent quarter; provided that no dividend shall be paid for the calendar quarter in which the Effective Time occurs and in which the shareholders of LIBERTY are entitled to receive regular quarterly dividends on shares of BANC ONE Common Stock into which the shares of LIBERTY Common Stock have been converted;

                      (b) effect any changes in connection with its equity capitalization except as related to the Option and certain outstanding stock options and the issuance of shares of LIBERTY Common Stock in connection with LIBERTY's acquisition of First Federal Savings Bank on November 30,

                               1993; or

                      (c) except as may be directed by any regulatory agency, conduct its banking operations other than in the ordinary course of business;

              (4) approval and adoption of the Merger Agreement and the Merger by the requisite vote of the holders of LIBERTY Common Stock (see "MERGER--General" and "VOTING AND MANAGEMENT INFORMATION--Voting");

              (5) receipt by LIBERTY and BANC ONE of the opinion relative to the Federal income tax consequences referred to under the caption "MERGER--Federal Income Tax Consequences";

              (6) receipt by BANC ONE of an opinion from LIBERTY's counsel and receipt by LIBERTY of opinions from counsel for BANC ONE and Acquisition Corp., which opinions are to be in the general form of those annexed to the Merger Agreement;

              (7) satisfaction by BANC ONE and LIBERTY of the respective earnings tests set forth in the Merger Agreement;

              (8) fractional share interests in BANC ONE Common Stock to be paid to former holders of LIBERTY Common Stock in cash in the exchange (see "MERGER--Fractional Shares") and shares of BANC ONE Common Stock to which holders of LIBERTY Common Stock would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not exceed 10% of the maximum aggregate number of shares of BANC ONE Common Stock which could be issued as a result of the Merger;

              (9) the shares of BANC ONE Common Stock to be issued to the holders of LIBERTY Common Stock shall have been approved for listing on the NYSE;

              (10) receipt by BANC ONE of the written opinion of Coopers & Lybrand, independent certified public accountants, that the transaction contemplated by the Merger Agreement may be properly accounted for as a pooling-of-interests;

              (11) the holders of all credit agreements (other than LIBERTY's outstanding 7 3/4% Senior Notes Due 1999), if any, on which LIBERTY or any subsidiary is the maker, issuer or guarantor and which contain provisions which make the acquisition of LIBERTY by or merger into another entity a condition of default or acceleration and which default or acceleration would have a material adverse effect on LIBERTY, shall have provided BANC ONE with written waivers of all such provisions;

              (12) the total number of shares of LIBERTY Common Stock issued and outstanding together with the total number of shares of LIBERTY Common Stock related to outstanding and unexercised options (excluding the shares of LIBERTY Common Stock subject to the Option granted to BANC ONE pursuant to the terms of the Merger Agreement) shall not be more than 26,662,613;

              (13) receipt by LIBERTY of an opinion of Goldman Sachs to the effect that, in the opinion of such firm, the Exchange Rate is fair to the holders of LIBERTY Common Stock;

              (14) First Federal Savings Bank shall have merged with and into a commercial bank subsidiary of LIBERTY or the charter of First Federal Savings Bank shall have been converted into that of a commercial bank (which condition has been satisfied); and

              (15) the receipt by BANC ONE of an opinion from LIBERTY's counsel to the effect that neither the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby nor the execution and delivery of the Option Agreement and consummation of the transactions contemplated thereby trigger any rights under the rights plan adopted by LIBERTY's Board on August 19, 1992. See "Comparative Rights of Shareholders -- LIBERTY Shareholder Rights Agreement."


Any of the provisions of the Merger Agreement, including the foregoing conditions, may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefits thereof; provided, however, that such waiver, if material to LIBERTY or its shareholders, may be made only following due authorization by the LIBERTY Board. The Merger Agreement may be modified by a duly authorized written agreement of all of the parties. However, after the shareholders of LIBERTY have approved the Merger Proposal, LIBERTY may amend the Merger Agreement (without shareholder approval) only if, in the opinion of LIBERTY's Board of Directors, such amendment will not have any material adverse effect on the benefits intended under the Merger Agreement for the shareholders of LIBERTY.

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of LIBERTY, by written notice from BANC ONE to LIBERTY, or from LIBERTY to BANC ONE, as the case may be, upon the occurrence of any of the following: (i) if any material condition to either party's obligations under the Merger Agreement is not either substantially satisfied or waived at the time or times contemplated thereby (each party's right to terminate under this clause (i) shall relate only to conditions to that party's obligations); (ii) in the event of a material breach by a party of the Merger Agreement that is not cured within 30 days of the giving of notice to such party by the other party; or (iii) if the Merger shall not have been consummated on or before October 15, 1994. The Merger Agreement also may be terminated, and the Merger thereby abandoned, by the mutual consent of the Boards of Directors of LIBERTY, BANC ONE and Acquisition Corp. at any time prior to the Effective Time.

LIBERTY, by action of the LIBERTY Board, may elect to exercise the LIBERTY Termination Right, whether before or after approval of the Merger Proposal by the shareholders of Acquisition Corp. or LIBERTY, by giving the LIBERTY Termination Notice to BANC ONE within four NYSE trading days after the Valuation Period if the Average BANC ONE Closing Price during the Valuation Period provides less than $32 in value per LIBERTY share. If the Average BANC ONE Closing Price is less than $31.82 during the Valuation Period, then upon receipt of the LIBERTY Termination Notice by BANC ONE, the Merger Agreement provides it shall be terminated. If the Average BANC ONE Closing Price is equal to or more than $31.82 but less than $34.55 during the Valuation Period, then upon receipt of the LIBERTY Termination Notice, BANC ONE shall have the option to (i) nullify LIBERTY's election to terminate the Merger Agreement by increasing the Exchange Rate to provide $32.00 in value per LIBERTY share, based on the Average BANC ONE Closing Price during the Valuation Period, or
(ii) accept LIBERTY's election to terminate the Merger Agreement by giving written notice to LIBERTY of such acceptance of termination within two NYSE trading days of BANC ONE's receipt of the LIBERTY Termination Notice. Upon BANC ONE's notice to LIBERTY of such acceptance of termination, the Merger Agreement shall be terminated. The foregoing prices of BANC ONE Common Stock have been adjusted to reflect BANC ONE's 10% stock dividend paid on March
4, 1994 and are subject to further adjustment in certain circumstances. For a discussion of the effect of the Proposed Amendment on the LIBERTY Termination Notice, see "MERGER--Alternative Plan of Merger."

The Average BANC ONE Closing Price for the fifteen consecutive trading days ending on o, 1994, was $o. In the event that the Average BANC ONE Closing Price is less than $34.55 during the Valuation Period, the LIBERTY Board will then decide whether to exercise the LIBERTY Termination Right based on its review of the relevant facts and circumstances then existing. The LIBERTY Board may exercise the LIBERTY Termination Right even if the LIBERTY shareholders have previously approved the Merger Proposal. The LIBERTY Board's current intention is that if the Average BANC ONE Closing Price is less than $34.55 per share (which is the Average BANC ONE Closing Price below which the Exchange Rate would not provide LIBERTY shareholders at least $32.00 in value per share of LIBERTY Common Stock), LIBERTY will deliver the LIBERTY Termination Notice. LIBERTY does not know whether or under what circumstances following delivery of the LIBERTY Termination Notice BANC ONE would elect to increase the Exchange Rate to provide at least $32.00 per LIBERTY share. BANC ONE's policy has been not to determine before value determination periods whether or under what circumstances BANC ONE would elect to increase the consideration to be paid by BANC ONE in an affiliation transaction. See "MERGER -- Recommendation and Reasons for Transaction."

If the Merger is not consummated other than by reason of a willful breach of any party to the Merger Agreement or pursuant to LIBERTY's election to terminate the Merger Agreement described in the preceding paragraphs, LIBERTY, BANC ONE and Acquisition Corp. will each pay all of its own expenses incurred incident to such transaction, except for printing expenses which will be paid by BANC ONE.

Alternate Plan of Merger

The Merger Proposal also would authorize LIBERTY to enter into the Proposed Amendment and to consummate the Merger in accordance with an alternate plan of merger, which would be entered into, if at all, only in the event that the Average BANC ONE Closing Price during the Valuation Period is less than $31.82. In that event, the Proposed Amendment would entitle LIBERTY, at the time it delivers the LIBERTY Termination Notice, to (i) elect to terminate the Merger Agreement, or (ii) give BANC ONE the option either to (a) increase the Exchange Rate to provide at least $32.00 in value per LIBERTY share, based on the Average BANC ONE Closing Price during the Valuation Period, or (b) accept Liberty's termination of the Merger Agreement. The Proposed Amendment must also be approved by BANC ONE and its wholly owned subsidiary, Acquisition Corporation, and to date BANC ONE has not agreed to the Proposed Amendment.

The Merger Agreement currently does not authorize LIBERTY to accept an offer from BANC ONE to increase the Exchange Rate to provide $32.00 in value per LIBERTY share in the event that the Average BANC ONE Closing Price is less than $31.82 during the Valuation Period. When the parties entered into the Merger Agreement on November 2, 1993, the closing price of BANC ONE Common Stock on the NYSE was $34.09 (as adjusted to reflect the

10% stock dividend paid on March 4, 1994). Since that time, the closing prices for BANC ONE Common Stock on the NYSE have ranged from $35.97 to $30.75. The closing price of BANC ONE Common Stock on the NYSE on ______, 1994 was $_____. In the event the Average BANC ONE Closing Price during the Valuation Period is less than $31.82 and BANC ONE offers to increase the Exchange Rate to provide $32.00 in value per LIBERTY share, the LIBERTY Board believes that under the current terms of the Merger Agreement, it would be appropriate for LIBERTY to resolicit its shareholders before the LIBERTY Board could accept an offer to consummate the Merger on the basis of the increased Exchange Rate.

In the event the Average BANC ONE Closing Price during the Valuation Period is less than $31.82, the Proposed Amendment would expressly authorize the LIBERTY Board, without any further action by LIBERTY's shareholders, to offer not to terminate the Merger Agreement if BANC ONE increases the Exchange Rate to provide $32.00 in value per LIBERTY share and to cause LIBERTY to consummate the Merger at the increased Exchange Rate. For purposes of the Proposed Amendment, the terms and conditions of the Merger Agreement other than the Exchange Rate and terms and conditions related directly to the Exchange Rate would remain substantially unchanged.

The LIBERTY Board is submitting the Proposed Amendment as part of the Merger Proposal because it believes it would be beneficial to increase LIBERTY's flexibility to act on the Merger Agreement if the Average BANC ONE Closing Price during the Valuation Period is less than $31.82. Representatives of LIBERTY and BANC ONE have considered the possibility of amending the Merger Agreement to facilitate consideration by LIBERTY of an offer of $32.00 in value per LIBERTY share even if the Average BANC ONE Closing Price is less than $31.82 during the Valuation Period. BANC ONE thus far has not indicated an interest in such an amendment, and there can, of course, be no assurance that BANC ONE would agree to the Proposed Amendment or agree to increase the Exchange Rate in such an event. However, the LIBERTY Board believes it is in the best interest of LIBERTY, its shareholders and other constituencies for LIBERTY to be in a position, so long as LIBERTY shareholders receive at least $32.00 in value per LIBERTY share, to give LIBERTY's Board of Directors the flexibility to offer BANC ONE the option to increase the Exchange Rate without the delay of a resolicitation of LIBERTY's shareholders even if the Average BANC ONE Closing Price during the Valuation Period is less than $31.82. In evaluating whether to extend such an option to BANC ONE, the LIBERTY Board expects to consider the relevant facts and circumstances existing immediately after the Valuation Period.

Federal Income Tax Consequences

The following is a summary of certain material U.S. Federal income tax consequences of the Merger, including certain consequences to holders of LIBERTY Common Stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to LIBERTY shareholders subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to LIBERTY shareholders who acquired their shares of LIBERTY Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

Pursuant to the terms of the Merger Agreement, LIBERTY and BANC ONE will receive the opinion of Squire, Sanders & Dempsey, dated as of the Effective Time, to the effect that based upon the Internal Revenue Code and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by the Merger Agreement and assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by LIBERTY and BANC ONE, for Federal income tax purposes:

              (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code;

              (2) No gain or loss will be recognized by BANC ONE or LIBERTY as a consequence of the transactions contemplated by the Merger Agreement;

              (3) No gain or loss will be recognized by the shareholders of LIBERTY on the exchange of their shares of LIBERTY Common Stock for shares of BANC ONE Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled or pursuant to the exercise of statutory dissenters' rights);

              (4) The Federal income tax basis of the BANC ONE Common Stock received by holders of LIBERTY Common Stock for their shares of LIBERTY Common Stock (including fractional share interests to which they may be entitled) will be the same as the Federal income tax basis of the LIBERTY Common Stock surrendered in exchange therefor; and

              (5) The holding period of the BANC ONE Common Stock received by a holder of LIBERTY Common Stock will include the period for which the LIBERTY Common

              Stock exchanged therefor was held, provided the exchanged LIBERTY Common Stock was held as a capital asset by such holder on the date of the exchange.


A LIBERTY shareholder who receives cash in lieu of a fractional share interest in BANC ONE Common Stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's Federal income tax basis in the LIBERTY Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the BANC ONE Common Stock received, determined as set forth above, is longer than one year.

A dissenting shareholder who receives cash in exchange for shares of LIBERTY Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's Federal income tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the holder has held the shares for more than one year as of the Effective Time.

THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

Conversion of Shares and Exchange of Certificates

The Merger Agreement provides that at the Effective Time, the outstanding shares of LIBERTY Common Stock will be converted into shares of BANC ONE Common Stock at the Exchange Rate calculated as described under the caption "MERGER--Exchange Rate." Except in the event that either LIBERTY or BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its respective Common Stock or declare a dividend, or make a distribution, on its respective Common Stock in any security convertible into such Common Stock prior to the Effective Time, no further adjustments will be made in the Exchange Rate. However, in the event of such a transaction, appropriate adjustment will be made in the Exchange Rate. The Exchange Rate has been adjusted to reflect the 10% stock dividend paid to shareholders of BANC ONE Common Stock by BANC ONE on March 4,

1994.

As soon as practicable after the Effective Time, instructions and forms will be furnished to the former shareholders of LIBERTY for use in surrendering for cancellation and exchanging their LIBERTY Common Stock share certificates for certificates for shares of BANC ONE Common Stock. If any certificate for shares of BANC ONE Common Stock is to be issued in a name other than that in which the certificate for shares of LIBERTY Common Stock surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to BANC ONE or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

Until so surrendered, certificates formerly representing shares of LIBERTY Common Stock will be deemed for all purposes to evidence ownership of the number of shares of BANC ONE Common Stock into which such shares have been converted. Dividends and other distributions, if any, that become payable in respect of BANC ONE Common Stock pending exchange of certificates representing shares of LIBERTY Common Stock will be retained by BANC ONE until surrender of such certificates, at which time such dividends and distributions will be paid, without interest. In addition, after the Effective Time, the holders of certificates formerly representing shares of LIBERTY Common Stock shall cease to have rights with respect to such shares, and, except as aforesaid, their sole rights shall be to exchange such certificates for shares of BANC ONE Common Stock in accordance with the Merger Agreement.

Fractional Shares

No certificates for fractional shares of BANC ONE Common Stock will be issued in connection with the exchange contemplated by the Merger Agreement. In lieu thereof, each shareholder of LIBERTY having a fractional interest resulting from the exchange of LIBERTY Common Stock for BANC ONE Common Stock will be paid by BANC ONE an amount in cash equal to the value of such fractional interest based upon the Average BANC ONE Closing Price during the Valuation Period.

Effect on LIBERTY Employee Benefits Plans, Programs and Arrangements

Within a reasonable time after the Merger, but in no event earlier than January 1, 1995, LIBERTY's employee benefit programs will generally be either terminated and replaced with, or merged into the comparable employee benefit programs of BANC ONE. In general, years of service counted for purposes of the LIBERTY employee benefit plans will count for purposes of eligibility for BANC ONE benefit programs and there will be no preexisting condition or other similar limitations on LIBERTY employees' eligibility for BANC ONE programs if they enroll when first eligible.

For purposes of LIBERTY's Retirement Plan, employees will receive a benefit equal to at least their benefit as accrued under LIBERTY's Retirement Plan as of the day immediately preceding the date it and the BANC ONE plans merge, plus a benefit computed under the BANC ONE retirement plan's formula, using only service credited from and after the date the plans merge. However, in cases where it will produce a higher benefit, if BANC ONE's actuaries determine that the assets of LIBERTY's Retirement Plan are sufficient to fund the additional liability without additional cost to BANC ONE or to its Retirement Plan Trust, LIBERTY employees will have their benefit computed under the BANC ONE retirement plan's benefit formula using all LIBERTY past service and BANC ONE future service of LIBERTY employees. In that event, the retirement benefit for former participants in the LIBERTY Retirement Plan will be equal to the greater of (i) the frozen accrued benefit under the LIBERTY Retirement Plan as of the day immediately preceding date the plans merge, or (ii) the benefit accrued under the BANC ONE Retirement Plan formula, recognizing accrual for all eligible periods of employment with LIBERTY to the same extent that it was recognized by the LIBERTY Retirement Plan. Past service of LIBERTY employees will be counted for purposes of eligibility and vesting in the BANC ONE Retirement Plan.

A different rule applies to the Retirement Plan benefits of any executive vice president or above of Liberty National Bank and Trust Company of Kentucky who is age 60 or more at the Effective Time of the Merger. Those persons will be entitled to the greater of (i) benefits equal to the benefits they would have received had they remained employed for all of their years of service and retired under the benefit formula in LIBERTY's current qualified and nonqualified retirement plans, and (ii) the formula in the BANC ONE Retirement Plan and nonqualified retirement plan (provided through BANC ONE's nonqualified retirement plan).

BANC ONE also maintains a 401(k) Plan, into which LIBERTY's Restated Thrift Plan will be merged. Matching and profit sharing contributions previously made by LIBERTY to LIBERTY's Thrift Plan will be fully vested upon the merger of these two plans.

Under LIBERTY's Stock Option Plan, all options not subject to exercise at the date of execution of the Merger Agreement became exercisable at that date. LIBERTY and BANC ONE have agreed that each outstanding stock option under LIBERTY's Stock Option Plan upon consummation of the Merger will be assumed by BANC ONE. Each LIBERTY option will be converted into an option to purchase a number of shares of BANC ONE Common Stock equal to the number of shares of LIBERTY Common Stock covered by such unexercised option immediately before the merger, multiplied by the Exchange Rate. The aggregate exercise price of the options immediately before the Merger will remain the same after the Merger, but the per-share exercise price will be appropriately adjusted.

Officer Compensation Continuation Agreements

Nine officers of Liberty National Bank and Trust Company of Kentucky are covered by officer compensation continuation agreements that provide them certain protections in the event of a change in control of LIBERTY ("Liberty Continuation Agreements"). Two officers of another affiliate bank have very similar agreements. After the Merger, rights under the Liberty Continuation Agreements will accrue, if one of the covered officers is terminated without cause within three years thereafter, or voluntarily terminates his employment for "good reason," as defined in the agreements. Good reason generally includes changes in responsibilities, reporting obligations, or in employee benefit plans or salary arrangements of the officer. The proposed change in employee benefit programs from LIBERTY plans to BANC ONE plans will likely give these officers "good reason" so that, should they choose to terminate their employment within the three year period following the Merger, they will have a right to the severance payments and continued benefits set forth in the Liberty Continuation Agreements.

Compensation to be paid under the Liberty Continuation Agreements includes (a) the unpaid balance of the officer's base salary through the date of termination; (b) the covered officer's base salary for the 36 months following the date of termination; (c) relocation expenses; (d) legal fees and expenses incurred in contesting any termination or enforcing a continuation agreement;
(e) continued participation for 36 months from the date of termination in all employee benefit plans to the extent possible or participation in substantially similar plans if continued participation is barred; and (f) the right to exercise all unexercised stock options, whether or not currently exercisable, under the Option Plan. Compensation to be received by covered officers will not be reduced by any income received from other sources. Compensation will not be paid for any portion of the 36-month period occurring after the officer would reach any applicable mandatory retirement age.

Resales by Affiliates

The shares of BANC ONE Common Stock issuable to LIBERTY shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by any person who, directly or indirectly, controls, or is controlled by, or is under common control with LIBERTY at the time the Merger Proposal is submitted for approval by a vote of the shareholders of LIBERTY (individually, a "LIBERTY Affiliate" and collectively, "LIBERTY Affiliates"). BANC ONE Common Stock received and beneficially owned by those LIBERTY shareholders who are deemed to be LIBERTY Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. Each LIBERTY Affiliate who desires to resell the BANC ONE Common Stock received in the Merger must sell such BANC ONE Common Stock either (i) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such LIBERTY Affiliate or as described in a "no-action" or interpretive letter from the Staff of the Commission, in each case reasonably satisfactory in form and substance to BANC ONE, states that such resale is exempt from the registration requirements of the Securities Act.

Rule 145(d) requires that persons deemed to be LIBERTY Affiliates resell their BANC ONE Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such BANC ONE Common Stock is sold within the first two years after the receipt thereof. After two years, if such person is not a person who, directly or indirectly, controls, is controlled by, or is under common control with BANC ONE (a "BANC ONE Affiliate") and BANC ONE is current in the filing of its periodic securities law reports, a former LIBERTY Affiliate may freely resell the BANC ONE Common Stock received in the Merger without limitation. After three years from the issuance of the BANC ONE Common Stock, if such person is not a BANC ONE Affiliate at the time of sale or for at least three months prior to such sale, such person may freely resell such BANC ONE Common Stock, without limitation, regardless of the status of BANC ONE's periodic securities law reports.

LIBERTY has agreed to provide BANC ONE with a list of those persons who may be deemed to be LIBERTY Affiliates at the time of the Special Meeting. LIBERTY will use its best efforts to cause each such person to deliver to BANC ONE prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of BANC ONE Common Stock received in the Merger by a LIBERTY Affiliate except (i) in accordance with the Securities Act and (ii) if, as it expects to do, BANC ONE utilizes pooling-of-interests accounting in accounting for the Merger, until such time as BANC ONE shall first publish the financial results of at least 30 days of post-merger combined operations of LIBERTY and BANC ONE, provided that BANC ONE shall publish such results not later than four months from the Effective Time. The certificates of BANC ONE Common Stock issued to LIBERTY Affiliates in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

Accounting Treatment

BANC ONE expects to account for the acquisition of LIBERTY as a pooling-of-interests.

The Option

As a condition to BANC ONE's entering into the Merger Agreement, and in consideration therefor, LIBERTY and BANC ONE entered into the Option Agreement dated as of November 2, 1993, pursuant to which LIBERTY granted BANC ONE the Option. The Option Agreement has the effect of increasing the likelihood that the Merger will be consummated because it makes it more difficult and more expensive for another party to obtain control of or acquire LIBERTY.

GRANT OF OPTION. The Option entitles BANC ONE to purchase up to 5,064,663 authorized but unissued shares of LIBERTY Common Stock, representing 19.9% of the shares of LIBERTY Common Stock issued and outstanding on November 2, 1993, at $28.00 per share (the closing trade price of a share of LIBERTY Common Stock on the Nasdaq National Market System on November 2, 1993). If before the Merger any additional shares of LIBERTY Common Stock are changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination or exchange of LIBERTY Common Stock, the number of shares of LIBERTY Common Stock subject to the Option will be increased so that, after that issuance, the number of shares of LIBERTY Common Stock subject to the Option effectively equals 19.9% of the number of shares of LIBERTY Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option.

TRIGGERING EVENTS; EXERCISE OF OPTION. The Option Agreement provides that BANC ONE may exercise the Option, in whole or in part, at any time or from time to time after the occurrence of both an Initial Triggering Event (as hereinafter defined) and a Purchase Event (as hereinafter defined) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined) by giving written notice of such exercise within 30 days following such Purchase Event.

For purposes of the Option Agreement:

              (a) The term "Initial Triggering Event" means the occurrence of any of the following events and the good faith determination by BANC ONE that there is a reasonable likelihood that as a result of the occurrence of any such event, consummation of the Merger is jeopardized:

                      (i) any person, corporation, entity or group (or persons acting together; collectively, a "person") (other than BANC ONE or any subsidiary or affiliate thereof) shall have commenced a bona fide offer to purchase shares of LIBERTY Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the outstanding shares of LIBERTY Common Stock, or shall have entered into an agreement with LIBERTY, or shall have filed an application or notice with the Federal Reserve or any other federal or state regulatory agency for clearance or approval, to (A) merge or consolidate or enter into any similar transaction with LIBERTY, (B) purchase, lease or otherwise acquire all or substantially all of the assets of LIBERTY, or (C) purchase or otherwise acquire securities representing beneficial ownership of 10% or more of the outstanding voting power of LIBERTY (including securities acquired by way of merger, consolidation, share exchange or any similar transaction);

                      (ii) any person (other than BANC ONE or any subsidiary or affiliate thereof or subsidiary of LIBERTY in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of LIBERTY Common Stock;

                    (iii) any person (other than BANC ONE or any subsidiary or affiliate thereof) shall have made a bona fide proposal to LIBERTY after November 2, 1993, by public announcement or written communication that is the subject of public disclosure or regulatory report or filing to (A) acquire LIBERTY by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described in paragraph (i), above;

                      (iv) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Exchange Act in opposition to approval of the Merger Agreement by LIBERTY's shareholders; or

                      (v) LIBERTY shall have willfully breached any provision of the Merger Agreement, which breach would entitle BANC ONE to terminate the Merger Agreement, and such breach shall not have been cured pursuant to the terms of the Merger Agreement.

              (b) The term "Purchase Event" means the occurrence of either one of the following events:

                      (i) any person (other than BANC ONE or any subsidiary or affiliate thereof) shall have acquired 50% or more of the then outstanding shares of LIBERTY Common Stock; or

                      (ii) LIBERTY shall have entered into an agreement with another person (other than BANC ONE or any subsidiary thereof) pursuant to which such person is entitled to acquire 50% or more of the then outstanding shares of LIBERTY Common Stock.

              (c) The occurrence of any of the following events constitutes an Option Termination Event:

                      (i)      the consummation of the Merger at the Effective
              Time;

                      (ii) the receipt by BANC ONE or LIBERTY of written notice from the Federal Reserve to the effect that the exercise of the Option pursuant to the terms of the Option Agreement is not consistent with Section 3 of the Bank Holding Company Act of 1956, as amended;

                    (iii) termination of the Merger Agreement by BANC ONE in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event;

                      (iv) the first business day after the 365th calendar day following the termination of the Merger Agreement by BANC ONE in accordance with the provisions thereof if such termination occurs after the occurrence of an Initial Triggering Event, provided that the Option shall in all events expire not later than 18 months after such Initial Triggering Event; provided, however, that if the Option is otherwise exercisable but cannot be exercised on such day solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 20th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be;

                       (v) termination of the Merger Agreement by LIBERTY in accordance with the provisions thereof; or

                      (vi) termination of the Merger Agreement by mutual consent of BANC ONE and LIBERTY.

As of the date hereof, no Initial Triggering Event or Purchase Event has occurred.

REGISTRATION RIGHTS. LIBERTY shall, if requested by BANC ONE, as expeditiously as possible, file a registration statement on a form of general use under the Securities Act if necessary to permit the sale or other disposition of the shares of LIBERTY Common Stock that shall have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by BANC ONE. LIBERTY has agreed to use its best efforts to cause that registration statement to become effective and to remain effective for such period not in excess of 270 calendar days from the day such registration first becomes effective as may be reasonably necessary to effect such sale or other disposition. BANC ONE has the right to demand one such registration.
The Option Agreement provides that any such sale or other disposition shall be effected on a widely distributed basis so that insofar as it is reasonably possible, upon consummation thereof no purchaser or transferee shall beneficially own more than 2% of the then outstanding voting power of LIBERTY.

TERMINATION OF OPTION. The Option will terminate upon the occurrence of an Option Termination Event.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

Description of BANC ONE Stock

GENERAL. The authorized capital stock of BANC ONE consists of 600,000,000 shares of BANC ONE Common Stock and 35,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), divided into 10,000,000 shares of Class A Preferred Stock, 1,000,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock") and 24,000,000 shares of Class C Preferred Stock of which the $3.50 Cumulative Convertible Preferred Stock constitutes a series ("Series C Preferred Stock"). As of March 31, 1994, there were issued and outstanding 4,998,000 shares of Series C Preferred Stock and 381,835,796 shares of BANC ONE Common Stock.

The following summary of the terms of BANC ONE's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Ohio General Corporation Law and BANC ONE's Articles.

COMMON STOCK. Holders of BANC ONE Common Stock are entitled to receive dividends out of funds legally available therefor as and if declared by the Board of Directors, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in BANC ONE Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the BANC ONE Common Stock unless full cumulative dividends on the shares of Preferred Stock have been paid.

Holders of shares of BANC ONE Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of BANC ONE Common Stock vote together as a class with holders of Class A Preferred Stock and Class B Preferred Stock. Generally, holders of Series C Preferred Stock have no voting rights.

The issued and outstanding shares of BANC ONE Common Stock are fully paid and nonassessable. The holders of BANC ONE Common Stock are not entitled to preemptive rights or conversion or redemption rights. The BANC ONE Common Stock does not have cumulative voting rights in the election of directors.

In the event of the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of BANC ONE Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of BANC ONE's indebtedness) and holders of Preferred Stock, all the remaining assets of BANC ONE available for distribution.

PREFERRED STOCK. The Board of Directors has the authority to issue each class of Preferred Stock in one or more series and to fix the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights and other rights, qualifications, limitations or restrictions thereon (except voting rights) as the Board of Directors may from time to time be permitted by law to fix or change.

Generally holders of shares of Class C Preferred Stock have no voting rights. The approval of a majority of the outstanding shares of Class C Preferred Stock voting together as a class is required in order to amend BANC ONE's Articles to affect adversely the rights of the holders of the Class C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class C Preferred Stock. Holders of Class C Preferred Stock also have the right to elect two additional directors during any period in which dividends on Class C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends.

Currently, there are outstanding shares of Class C Preferred Stock. Holders of Class C Preferred Stock are entitled to receive out of funds legally available therefor cumulative cash dividends at the annual rate of $3.50 per share payable quarterly on the last day of March, June, September and December in each year.

In the event that full cumulative dividends on outstanding shares of Class C Preferred Stock have not been paid, no dividends may be declared or paid on, and no amounts may be set aside or applied to the redemption or purchase of, any shares of BANC ONE Common Stock or any other shares of capital stock of BANC ONE ranking junior to shares of Class C Preferred Stock.

Upon the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of Class C Preferred Stock are entitled to receive a preferential distribution of $50 per share plus accrued and unpaid dividends, if any.

At the option of the holder of any shares of Class C Preferred Stock, such shares may be converted into shares of BANC ONE Common Stock at the conversion rate then in effect. The current conversion rate is 1.75362 shares of BANC ONE Common Stock for each share of Class C Preferred Stock and is subject to adjustment for stock dividends, subdivisions, splits and combinations and any distribution of rights or warrants to purchase BANC ONE Common Stock at a price per share less than the BANC ONE Common Stock's then-current market value.

The issued shares of Class C Preferred Stock may be redeemed, in whole or in part, by BANC ONE at its election at any time after April 15, 1995, at a redemption price of $52.10 per share during the period from April 15, 1995, to but not including March 31, 1996, and thereafter at the redemption prices during the 12-month periods beginning on March 31 of the years shown below, plus accrued and unpaid dividends, if any.

              Year                                                         Redemption Price
              ----                                                         ---------- -----
              1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $51.75
              1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $51.40
              1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $51.05
              1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $50.70
              2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $50.35
              2001 and thereafter . . . . . . . . . . . . . . . . . . . . .     $50.00

Special Voting Requirements for Certain Transactions

Article Eleventh of BANC ONE's Articles incorporates, to a large extent, the provisions of the Ohio control share acquisition statute (Section 1701.831 of the Ohio Revised Code). Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the Board of Directors to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in BANC ONE in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; and (c) a majority or more. A bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Eleventh shall, however, be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Eleventh. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the Board of Directors must be presented to a meeting of the shareholders of BANC ONE and approved by the affirmative vote of both
(a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares"; that is, those shares held by the acquiring person, executive officers of BANC ONE and employees of BANC ONE who are also directors. Article Eleventh may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.

BANC ONE's Articles also include a "fair price" provision which is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration at least equivalent to that paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror ("Special Shareholder Vote").

This provision operates by requiring that after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

              (a) FAIR CONSIDERATION TO SHAREHOLDERS. The terms of the Business Combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the Acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or

              (b) UNRELATED DIRECTOR APPROVAL. The Business Combination must be approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror and who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("Unrelated Directors") and must be approved by shareholders as otherwise required by applicable law; or

              (c) SPECIAL SHAREHOLDER VOTE. The Business Combination must be approved by a Special Shareholder Vote.


The Article containing this provision may be amended only by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the Unrelated Directors, in which case only majority shareholder approval would be required.

Chapter 1704 of the Ohio Revised Code (the "Ohio Statute") is similar to the "fair price" provision contained in BANC ONE's Articles. The Ohio Statute prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person becomes an "Interested Shareholder" unless, prior to such date, the directors of the "Issuing Public Corporation" approve either the "Chapter 1704 Transaction" or the acquisition of shares pursuant to which such person became an "Interested Shareholder." An "Issuing Public Corporation" is an Ohio corporation with 50 or more shareholders which has its principal place of business, principal executive offices or substantial assets within the State of Ohio. BANC ONE is currently an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested

Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder, or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation,
(ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

Comparison of BANC ONE Common Stock and LIBERTY Common Stock

The rights of shareholders of BANC ONE are governed by BANC ONE's Articles and Code of Regulations and the applicable provisions of the Ohio General Corporation Law ("OGCL"), while the rights of the shareholders of LIBERTY are governed by LIBERTY's Articles and By-laws and the applicable provisions of the Kentucky Revised Statutes ("KRS"). If the holders of LIBERTY Common Stock approve the Merger Agreement and the Merger is subsequently consummated, holders of LIBERTY Common Stock will become holders of BANC ONE Common Stock. The following comparison of the rights of holders of LIBERTY Common Stock and BANC ONE Common Stock is based on current terms of the governing documents of the respective companies, and on the current provisions of applicable state law.

The rights of holders of LIBERTY Common Stock and holders of BANC ONE Common Stock are similar in several respects: each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders (except that Kentucky law mandates cumulative voting in the election of directors of LIBERTY), each shareholder is entitled to receive pro rata any assets distributed to shareholders upon liquidation, dissolution or winding up of the affairs of the company (after all creditors have been satisfied and requisite preferential amounts are paid to the holders of outstanding preferred stock), each shareholder has no preemptive rights to subscribe for or purchase any stock or other securities in proportion to their respective holdings upon the offering or sale by BANC ONE or LIBERTY of such securities to others and the right to issue preferred stock is available under the Articles of both companies. Although it is impracticable to note all the differences between Ohio law and Kentucky law generally and all of the differences between the applicable governing documents of BANC ONE and LIBERTY, the following is intended to be a summary of certain significant differences between the rights of holders of BANC ONE Common Stock and the rights of holders of LIBERTY Common Stock.

ELECTION AND REMOVAL OF DIRECTORS. LIBERTY's directors are elected by cumulative voting. This means that in an election of directors, holders of LIBERTY Common Stock may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or distribute the number of votes among any number of candidates. LIBERTY's entire Board of Directors or any lesser number may be removed, with or without cause, by a vote of the holders of 80% of the shares then entitled to vote at an election of directors, except that if less than the entire Board of Directors is to be removed, no director may be removed if the votes cast against his removal would be sufficient to elect such director if voted cumulatively at an election of directors. Cumulative voting makes it more likely that sizable minority shareholders could elect minority directors even if opposed by the other shareholders. Under Ohio law, unless otherwise provided in the articles of incorporation and in the absence of cumulative voting, the entire Board of Directors or any lesser number may be removed, with or without cause, by a vote of the holders of a majority of the voting power of the corporation. BANC ONE's Articles do not contain any provisions modifying the rights of shareholders to remove directors and prohibit cumulative voting in the election of directors of BANC ONE.

DIVIDENDS. Under Ohio law, dividends may be paid out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of any other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. A Kentucky corporation may make a distribution to its shareholders provided that (i) the distribution does not render the corporation unable to pay its debts as they become due in the usual course of business, and (ii) the distribution does not result in the corporation's assets being less than the sum of the corporation's liabilities plus the amount that would be required, upon dissolution of the corporation if effected at the time of the distribution, to satisfy the preferential rights upon dissolution of those shareholders whose preferential rights are superior to those shareholders receiving the distribution in question. The payment of dividends by bank holding companies also is subject to certain regulatory constraints. Dividends paid by both BANC ONE and LIBERTY are subject to Federal income tax.


CONTROL SHARE ACQUISITION AND BUSINESS COMBINATION PROVISIONS.

Kentucky law does not contain any provisions similar to the provisions in BANC ONE's Articles relating to control share acquisitions. Although Kentucky law does include provisions providing for a moratorium on certain business combinations in a manner similar to the Ohio Statute, those provisions are not applicable to bank holding companies, such as LIBERTY, that have not amended their articles of incorporation to expressly elect to be governed by those provisions.

SUPERMAJORITY AND FAIR PRICE PROVISIONS.   BANC ONE's Articles contain
provisions requiring a supermajority vote for certain business combinations. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." LIBERTY's Articles also contain provisions requiring the supermajority vote of 80% of the combined voting power of LIBERTY's voting stock for certain business combinations unless the business combination shall have been approved by a majority of the disinterested directors or the transaction constituting the business combination provides for fair consideration to the shareholders. In most respects, the supermajority provisions of LIBERTY's Articles are substantially similar to the supermajority provisions of BANC ONE's Articles.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS. Kentucky law generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of LIBERTY's assets other than in the ordinary course of business. LIBERTY's Articles require a supermajority vote when any such transaction would constitute a "business combination" as defined therein, unless approved by a majority of the disinterested directors or the transaction provides for fair consideration to all shareholders. Under BANC ONE's Articles, the affirmative vote of the holders of a majority of the shares of BANC ONE Common Stock is required to approve such transactions except that the "fair price" provisions require a supermajority vote for certain business combinations. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions."

In addition to being subject to the laws of Kentucky and Ohio, respectively, both LIBERTY and BANC ONE, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

EVALUATION OF TENDER OFFERS AND BUSINESS COMBINATIONS. The OGCL and KRS both include a provision which permits directors, in evaluating whether an acquisition proposal or any other matter is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. Similarly, LIBERTY's Articles expressly provide that when evaluating an acquisition proposal a director may consider not only the consideration being offered, but also the social, legal and economic effects of the acquisition proposal upon the employees and customers of LIBERTY and its subsidiaries and upon the community in which LIBERTY and its subsidiaries operate as well as the competence, experience and integrity of the acquiring party and its or their management.

AMENDMENT OF GOVERNING DOCUMENTS. BANC ONE's Articles may be amended by the affirmative vote of the holders of a majority of the voting power of BANC ONE, except that amendments to the "control share acquisition" and "fair price" provisions require a supermajority vote. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." The Code of Regulations of BANC ONE may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose. Generally, LIBERTY's Articles can be amended by (i) the vote of more shares in favor of an amendment than against it at a meeting at which a quorum is present, or (ii) a majority of the shares outstanding and entitled to vote on any amendment which would create dissenters rights under Kentucky law. However, unless approved by a majority of LIBERTY's disinterested directors, amendments to Articles 7 (requiring supermajority vote for certain business combinations), Article 8 (specifying certain factors which may be considered by the Board of Directors in connection with the evaluation of acquisition proposals), Article 9 (fixing the number of directors and providing for the affirmative vote of 80% of the combined voting power of LIBERTY to remove directors), Article 10 (creating a classified board of three classes) and Article 11 (governing amendment of LIBERTY's Articles) may only be amended by a percentage calculated by dividing (i) the sum of (A) the number of shares of voting stock beneficially owned by an interested shareholder, plus
(B) one-half of all remaining shares, by (ii) the total number of shares of voting stock.

APPRAISAL RIGHTS. Under the KRS, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions: (i) consummation of a plan of merger, if the shareholder approval is required for the merger and the shareholder is entitled to vote thereon, or if the corporation is merged into a parent corporation under a "short-form" merger; (ii) consummation of a plan of share exchange involving the acquisition of the corporation's shares and with respect to which the shareholder is entitled to vote thereon; (iii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the ordinary course of business, if the shareholder is entitled to vote thereon; (iv) an amendment of the articles of incorporation of the corporation that materially and adversely affects the shareholder's rights, such as affecting distribution or voting rights; (v) any transaction subject to Kentucky's statutory business combination provisions; or (vi) any corporate transaction with respect to which the corporation's articles of incorporation, bylaws or board of directors provide dissenter's rights. Under Ohio law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

INDEMNIFICATION AND DIRECTOR LIABILITY. The KRS provides that a director, employee, officer or agent of a corporation may be indemnified against liability (and other costs which may be advanced to the person if done in accordance with the KRS) incurred by such person in connection with a proceeding, provided such person acted in good faith and (i) in the case of conduct in his official capacity with the corporation, in a manner such person reasonably believed to be in the best interests of the corporation, and (ii) in all other cases, his conduct was at least not opposed to its best interests. Such indemnity may also be available with respect to any criminal proceeding if the person had no reasonable cause to believe that his conduct was unlawful.

The KRS further provides that a corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, nor may indemnity be available in a proceeding charging improper personal benefit to the person in question in which such person was adjudged liable on the basis that improper personal benefit was improperly received by said person. In any event, indemnification allowed with respect to a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection therewith. Indemnification against reasonable legal expenses incurred by a person in connection with a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. Finally, the KRS provides for court-ordered indemnification if the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all other relevant circumstances, whether or not (i) the standards of conduct described above are satisfied, or (ii) the person in question was adjudged liable with respect to a proceeding by or in the right of the corporation or in a proceeding charging improper personal benefit.
However, in the event of court-ordered indemnification in the face of such an adjudication or liability, indemnification shall be limited to reasonable expenses incurred.

KRS 271B.8-300, provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. In addition to any other provision in the corporation's articles of incorporation further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and
(b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

LIBERTY's Articles further limit the liability of directors to LIBERTY and its shareholders to the extent permitted by KRS 271B.2-020, which authorizes a corporation's shareholders to limit or eliminate the liability of a director to the corporation or its shareholders for monetary damages arising out of the director's breach of his fiduciary duty of due care. KRS 271B.2-020 does not allow for the elimination of the duty of due care that a director owes to a corporation, but allows for the elimination of a monetary recovery for breach of that duty. In addition, KRS 271B.2-020 does not relieve a director of his or her liability, monetary or otherwise, for the following actions resulting in harm to the corporation or shareholders: (i) for any transaction in which the director has a personal financial interest in conflict with the financial interest of the corporation or its shareholders; (ii) actions not taken in good faith or the failure to act in good faith; (iii) actions involving the intentional misconduct of a director; (iv) actions known by the director to violate law;
(v) actions involving an improper dividend or improper repurchase of stock in violation of KRS 271B.8-330; and (vi) actions resulting in the receipt of an improper personal benefit by the director. KRS 271B.2-020 does not preclude or limit recovery of damages by third parties, nor does it limit or affect a director's liability for acts or omissions occurring before the effectiveness of an amendment to a corporation's articles of incorporation.

Only directors, not officers, may benefit from the provisions of KRS 271B.2-020. The limitations of liability permitted by KRS 271B.2-020 extend only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate.

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was one with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests. Ohio law does not authorize payment of expenses or judgments to an officer or other agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director or officer acted in good faith and in a manner he reasonably believed to be in (or not opposed to) the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations or by contract except with respect to the advancement of expenses of directors. The statutory right to indemnity is not exclusive in Ohio. Ohio law provides express authority for Ohio corporations to procure not only insurance policies, but also to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity against loss of insurance.

Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

LIBERTY Shareholder Rights Agreement

On August 19, 1992, the LIBERTY Board declared a dividend distribution of one right (a "Right") for each share of LIBERTY Common Stock outstanding at the close of business on September 11, 1992, and authorized the issuance of one Right (subject to adjustment in certain events) for each share of LIBERTY Common Stock issued between September 11, 1992 and the Distribution Date (defined below). Following an adjustment for the 4-for-3 stock split distributed May 17, 1993, the number of Rights associated with each share of LIBERTY Common Stock is 0.75. Each Right entitles the registered holder to purchase from LIBERTY a unit consisting of one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock (the "Participating Preferred") at a purchase price of $85.00 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 19, 1992 (the "Rights Agreement") between LIBERTY and Chemical Bank, as Rights Agent.

LIBERTY and the Rights Agent have executed and delivered the First Amendment dated as of November 2, 1993 (the "Amendment") to the Rights Agreement. The Amendment provides, among other things, that neither BANC ONE nor any of its subsidiaries will become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the consummation of the Merger. In addition, the Amendment provides that the Rights will expire upon consummation of the Merger.

Initially, the Rights were attached to all LIBERTY Common Stock certificates representing shares then outstanding, and no separate Rights Certificates were distributed. The Rights will separate from the LIBERTY Common Stock and a Distribution Date will occur upon the earlier of (i) 20 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of LIBERTY Common Stock (the "Stock Acquisition Date") or (ii) 20 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of LIBERTY Common Stock. The Rights are not exercisable until the Distribution Date and will terminate at the close of business on September 11, 2002, unless earlier expired pursuant to the Rights Agreement, including upon consummation of the Merger, or redeemed by LIBERTY as described below.

Until the Distribution Date, (i) the Rights will be evidenced by the LIBERTY Common Stock certificates and will be transferred with and only with such LIBERTY Common Stock certificates, (ii) new LIBERTY Common Stock certificates issued after September 11, 1992 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for LIBERTY Common Stock outstanding will also constitute the transfer of the Rights associated with the LIBERTY Common Stock represented by such certificate. Pursuant to the Rights Agreement, LIBERTY reserves the right to require before the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Participating Preferred will be issued.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of LIBERTY Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of LIBERTY Common Stock issued before the Distribution Date will be issued with Rights.

Except as qualified by the Amendment, if, at any time following the Distribution Date, (i) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, (ii) a person becomes the beneficial owner of 30% or more of the then outstanding shares of LIBERTY Common Stock (except pursuant to an offer for all outstanding shares of LIBERTY Common Stock that a majority of the Continuing Directors (as defined below) who are not officers of LIBERTY determine to be fair to and otherwise in the best interests of LIBERTY and its shareholders), or (iii) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, LIBERTY Common Stock (or, in certain circumstances, cash, property or other securities of

LIBERTY) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by LIBERTY as set forth below.

For example, at an exercise price of $85.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $170.00 worth of LIBERTY Common Stock based on the current market price (as defined in the Agreement) of LIBERTY Common Stock for $85.00. Assuming that the current per share market price of LIBERTY Common Stock is $42.50, the holder of each valid Right would be entitled to purchase 4 shares of LIBERTY Common Stock for $85.00.

Except as qualified by the Amendment, if, at any time following the Stock Acquisition Date, (i) LIBERTY is acquired in a merger or other business combination transaction in which LIBERTY is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of LIBERTY's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

The Purchase Price payable, and the number of Units of Participating Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Participating Preferred, (ii) if holders of the Participating Preferred are granted certain rights or warrants to subscribe for Participating Preferred or convertible securities at less than the current market price of the Participating Preferred, or (iii) upon the distribution to holders of the Participating Preferred of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Participating Preferred on the last trading date before the date of exercise.

At any time until twenty business days following the Stock Acquisition Date, LIBERTY may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, LIBERTY Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. After the redemption period has expired, LIBERTY's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of LIBERTY Common Stock in a transaction or series of transactions not involving LIBERTY. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

The term "Continuing Directors" means any member of the Board of Directors of LIBERTY who was a member of the Board before the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person or an affiliate or associate of an Acquiring Person or any representative of the foregoing entities.

At any time after the Rights become exercisable for LIBERTY Common Stock (or other consideration), the Rights Agreement provides that the LIBERTY Board may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, at an initial exchange ratio of one share of LIBERTY Common Stock, and/or other equity securities deemed to have the same value as one share of LIBERTY Common Stock, per Right, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of LIBERTY, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to LIBERTY, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for LIBERTY Common Stock (or other consideration) or for common stock of the acquiring company as set forth above, or are exchanged as set forth above.

Any of the provisions of the Rights Agreement may be amended by the LIBERTY Board before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person or an affiliate or associate of any such person), or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire LIBERTY without the approval of the Board of Directors unless the offer is conditioned upon a substantial number of Rights being acquired.

The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment.

                           MISCELLANEOUS INFORMATION

Transfer and Exchange Agents

Bank One, Indianapolis, N.A., Indianapolis, Indiana, serves as Transfer Agent and as Registrar for BANC ONE Common Stock. Bank One, Indianapolis, N.A. will act as Exchange Agent in connection with the Merger. Liberty National Bank and Trust Company of Kentucky acts as Transfer Agent and as Registrar for LIBERTY Common Stock.

Interests of Named Experts and Counsel

The consolidated financial statements of BANC ONE incorporated by reference in this Prospectus and Proxy Statement have been audited by Coopers & Lybrand, independent public accountants, to the extent and for the years included in their reports, which reports are included or are incorporated herein, and have been so included or incorporated in reliance upon their reports given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of LIBERTY incorporated by reference in this Prospectus and Proxy Statement have been audited by Coopers & Lybrand, independent public accountants, to the extent and for the years included in their reports, which reports are included or are incorporated herein, and have been so included or incorporated in reliance upon their reports given on the authority of that firm as experts in accounting and auditing.

Certain legal matters will be passed upon for LIBERTY by Brown, Todd & Heyburn, Louisville, Kentucky. As of o, 1994, partners and associates of Brown, Todd & Heyburn beneficially owned a total of

o shares of LIBERTY Common Stock. An opinion on the Federal income tax consequences of the proposed transaction will be issued by Squire, Sanders & Dempsey, Columbus, Ohio. Attorneys of Squire, Sanders & Dempsey participating in the preparation of this Prospectus and Proxy Statement and in the preparation of the tax opinion do not hold a substantial interest in BANC ONE through ownership or investment discretion with respect to BANC ONE Common Stock. Alex Shumate, a partner of Squire, Sanders & Dempsey is a member of the BANC ONE Board and as of April 30, 1994, beneficially owned 1,160 shares of BANC ONE Common Stock. An opinion on the validity of the BANC ONE Common Stock offered hereby has been passed upon by Lee S. Adams, Deputy General Counsel of BANC ONE.

Sources of Information

The information concerning BANC ONE and LIBERTY has been supplied by the management of the respective companies.

Registration Statement

This Prospectus and Proxy Statement does not include all of the information set forth or incorporated by reference in the Registration Statement on Form S-4 and the exhibits thereto filed by BANC ONE with the Commission under the Securities Act. The Registration Statement may be inspected at the principal office of the Commission in Washington, D.C., and copies may be obtained upon payment of prescribed fees. See "AVAILABLE INFORMATION" for addresses of the Commission's offices. Reference is hereby made to the Registration Statement and exhibits thereto for further information pertaining to BANC ONE and LIBERTY.

Other Matters

The LIBERTY Board does not know of any other matters which may come before the Special Meeting.





                           INFORMATION ABOUT BANC ONE


General -- Business.

BANC ONE is a multi-bank holding company with bank subsidiaries in Arizona, California, Colorado, Ohio, Illinois, Indiana, Kentucky, Michigan, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At March 31, 1994, BANC ONE had consolidated total assets of $83.4 billion, consolidated total deposits of approximately

$60.1 billion and consolidated total shareholders' equity of approximately $7.2 billion. At March 31, 1994, BANC ONE ranked eighth among the nation's publicly-owned bank holding companies in terms of period-end assets and at March 31, 1994, BANC ONE ranked sixth among the nation's publicly owned bank holding companies in terms of period-end common equity. For the quarter ended March 31, 1994, BANC ONE's return on average assets was 1.60%.

As of March 31, 1994, BANC ONE owned indirectly all of the outstanding stock of 80 commercial banks (the "Affiliate Banks"). Except for Bank One, Texas, N.A., BANC ONE had no single Affiliate Bank comprising in excess of 20% of its consolidated assets at March 31, 1994. Based on total assets as of December 31, 1993, BANC ONE's Affiliate Banks ranked second in Arizona and Ohio, first in Indiana, third in Colorado, Texas and Wisconsin. The Affiliate Banks have smaller statewide market shares in the other states in which BANC ONE operates. BANC ONE also owns subsidiaries which offer services in the areas of mortgage banking, credit card processing, consumer finance, equipment leasing, fiduciary and trust services, venture capital, credit life insurance, discount brokerage and data processing.

Since its formation in 1968, BANC ONE has acquired over 100 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to over 1,300. BANC ONE anticipates that it will continue to expand by acquisition in the future. BANC ONE is frequently in discussions regarding possible acquisitions. See "Recent Developments" for information with respect to pending and potential acquisitions.

BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries. Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate bank or other subsidiary is necessarily subject to the prior claims of creditors of the affiliate bank or subsidiary, except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal source of BANC ONE's revenues is dividends and fees from its affiliates. See "Certain Regulatory Matters" for a discussion of regulatory restrictions on the ability of the affiliate banks to pay dividends to BANC ONE.

Recent Developments

In recent years, BANC ONE has pursued an active acquisition program. BANC ONE currently has pending three acquisitions which are not material in the aggregate.

BANC ONE continues to explore opportunities to acquire banks and non-bank companies permitted by the Bank Holding Company Act of

1956. Discussions are continually being carried on relating to the acquisition of bank-related companies and other banks. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. BANC ONE's acquisition strategy is flexible in that it does not require BANC ONE to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, BANC ONE's acquisition strategy reflects BANC ONE's willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Banks to be acquired must be of sufficient size to support and justify having management of a caliber capable of making lending and other management decisions at the local level under BANC ONE's operating philosophy. BANC ONE also is willing from time to time to acquire a smaller bank when it can be acquired through a reorganization into an existing affiliate. BANC ONE's interest in the acquisition of non-bank companies has been limited to bank-related services with which BANC ONE already has familiarity. BANC ONE's acquisitions may be made by the exchange of stock, through cash purchases, and with other consideration.

Other than as described above, BANC ONE does not currently have any definite understandings or agreements for any acquisitions material to BANC ONE. However, BANC ONE anticipates that it will continue to expand by acquisition in the future.

During the last two years, one of the issues in the banking industry and at BANC ONE has been the use of a financial instrument known as "interest rate swaps" used to protect banks against changes in interest rates. For a discussion of BANC ONE's use of interest rate swaps and its policies and procedures to manage them, reference is made to BANC ONE's 1993 Annual Report to Shareholders incorporated by reference in BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. See "INCORPORATION BY REFERENCE."

Market Prices of and Dividends Paid on BANC ONE Common Stock

BANC ONE Common Stock is, and the shares offered hereby will be, listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of BANC ONE Common Stock on the New York Stock Exchange Composite Tape and cash dividends per share of BANC ONE Common Stock. The dividend and stock price information has been adjusted to reflect the 10% dividend on BANC ONE Common Stock paid on March 4, 1994, the five shares for four shares BANC ONE Common Stock split paid on August 31, 1993 and the 10% dividend on BANC ONE Common Stock paid on February 14, 1992.

                                                   Price Range of Common Stock

                                       High                  Low               Dividends
                                       ----                  ---               ---------
1992
- ----

  First Quarter . . . . . . . .       $36.36                $30.75                $.21
  Second Quarter  . . . . . . .        34.55                 30.73                 .21
  Third Quarter . . . . . . . .        34.27                 30.64                 .24
  Fourth Quarter  . . . . . . .        38.91                 31.82                 .24

1993
- ----

  First Quarter . . . . . . . .       $42.27                $36.36                $.25
  Second Quarter  . . . . . . .        44.73                 36.73                 .25
  Third Quarter . . . . . . . .        42.19                 34.55                 .28
  Fourth Quarter  . . . . . . .        39.77                 32.27                 .28

1994
- ----

  First Quarter . . . . . . . .       $35.47                $31.88                $.31
  Second Quarter  . . . . . . .         o                     o                    o
   (through o, 1994)

BANC ONE intends to continue its present policy of paying quarterly cash dividends to its shareholders so that dividends as a percentage of income will average between 35 and 40 percent of net income. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of BANC ONE and its subsidiaries, applicable government regulations and other factors deemed relevant by the BANC ONE Board. Certain debt instruments to which BANC ONE is a party limit its ability to pay dividends on BANC ONE Common Stock. Under the most restrictive of these limitations, BANC ONE would have been permitted to pay cash dividends on BANC ONE Common Stock in excess of its $1.2 billion of retained earnings as of December 31, 1993. As described under "Certain Regulatory Matters," various state and federal laws limit the ability of affiliate banks to pay dividends to BANC ONE.

Certain Regulatory Matters

GENERAL

BANC ONE is subject to the supervision of, and to regular inspection by, the Federal Reserve. BANC ONE's principal banking subsidiaries are organized as national banking associations, which are subject to regulation by the Comptroller of the Currency (the "Comptroller"). In addition, various state authorities regulate BANC ONE's state banking subsidiaries. Furthermore, the various banking subsidiaries are subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC") and other federal bank regulatory bodies. In addition to banking laws, regulations and regulatory agencies, BANC ONE and its subsidiaries and affiliates are subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect BANC ONE's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect BANC ONE.

Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on BANC ONE and its subsidiaries are difficult to determine.

According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of BANC ONE or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of BANC ONE may be assessed for the FDIC's loss, subject to certain exceptions.

BANC ONE's banks are affected by various state and federal laws and by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve uses its powers to regulate reserve requirements of its member banks, the discount rate on its member bank borrowings, interest rates on time and savings deposits of its member banks, and to conduct open market operations in United States government securities so as to exercise control over the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on bank earnings. Policies which are directed toward increasing the supply of money and credit and reducing interest rates may have an adverse effect on bank earnings. Future policies of the Federal Reserve and other authorities cannot be predicted, nor can their effect on future bank earnings be predicted. Similarly, future changes in state and federal laws and wage, price and other economic restraints of the federal government cannot be predicted nor can their effect on future bank earnings be predicted.

CAPITAL REQUIREMENTS

The Federal Reserve, the FDIC and the Comptroller have issued substantially similar minimum risk-based and leverage capital guidelines for United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

The Federal Reserve risk-based guidelines applicable to BANC ONE define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity and minority interests less goodwill, less certain other intangible assets and less one-half of investments in unconsolidated subsidiaries.

Tier 2 capital consists of mandatory convertible debt, subordinated and other qualifying term debt, preferred stock not qualifying as Tier 1 capital and the allowance for credit losses, subject to certain limitations less one-half of investments in unconsolidated subsidiaries. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by the sum of four categories of risk-weighted assets, such risk weights based primarily on relative credit risk. The regulatory minimum qualifying total risk-based capital ratio is 8%, of which at least 4% must consist of Tier 1 capital. BANC ONE's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1993 were 10.51% and 14.19%, respectively.

The leverage ratio is determined by dividing Tier 1 capital by total average assets for the most recent quarter. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. BANC ONE's leverage ratio at December 31, 1993 was 8.66%. Although BANC ONE has not been informed of any specific leverage ratio requirement applicable to it, management believes that BANC ONE meets its leverage ratio requirement.

DIVIDEND RESTRICTIONS

Various Federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval.
The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. Under these provisions and various state law restrictions, BANC ONE's Affiliate Banks could have declared, as of December 31, 1993, without obtaining prior regulatory approval, aggregate dividends of approximately $1.2 billion. In addition, federal bank regulatory authorities have authority to prohibit the Affiliate Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's Affiliate Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), which became law on December 19, 1991, revises several banking statutes, including the Federal Deposit Insurance Act, affecting bank regulation, deposit insurance and provisions for funding of the Bank Insurance Fund (the "BIF") administered by the FDIC. Under FDICIA the bank regulators' authority to intervene is linked to the deterioration of a bank's capital level. In addition, FDICIA places limits on real estate lending and brokered deposit activities, expands audit and reporting requirements, and imposes limitations and requirements on various banking functions. BANC ONE believes that the deposit insurance and brokered deposit limitations under FDICIA will not have any material impact on the liquidity or funding of BANC ONE or its affiliate banks.

DEPOSIT INSURANCE ASSESSMENTS

The deposits of each of BANC ONE's banks are insured up to regulatory limits by the FDIC. Accordingly, BANC ONE's banks are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") of the FDIC. Pursuant to FDICIA, the FDIC must establish a risk-based insurance assessment system by January 1, 1994.

On September 14, 1992, the FDIC adopted regulations to implement a transitional risk-related insurance assessment system, starting January 1, 1993. Under this system, the FDIC will place each insured bank in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). Each insured bank's insurance assessment rate will then be determined by the risk category in which it has been classified by the FDIC. Under this transitional system, the average insurance assessment rate will be .254% per $100 of deposits. However, there will be an eight basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC will be subject to a rate of $0.23 per $100 of deposits and banks classified as weakest by the FDIC will be subject to a rate of $0.31 per $100 of deposits. The FDIC has indicated that it expects that the majority of banks will be subject to an assessment rate of $0.23 per $100 of deposits (the same rate as under the current flat-rate assessment system). However, the FDIC has also indicated that it expects to recommend that the permanent risk-related premium system, to be implemented in 1994, incorporate a wider differential between the highest and lowest assessment rates.

DEPOSITOR PREFERENCE STATUTE

Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depositary institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

BROKERED DEPOSITS

The FDIC has also adopted final regulations governing the receipt of brokered deposits. Under these regulations, an FDIC-insured bank or savings association cannot accept brokered deposits unless: (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC.

A bank or savings association that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notice to affected depositors. In addition, a bank or savings association that is not well capitalized may not pay an interest rate on any deposits in excess 75 basis points over certain prevailing market rates. At December 31, 1993, BANC ONE's banking subsidiaries had brokered deposits of $ o million.

Incorporation of Certain Information About BANC ONE By Reference

BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, BANC ONE's quarterly report on form 10-Q for the quarter ended March 31, 1994, and BANC ONE's Current Reports on Form 8-K filed January 27, 1994 and February 17, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act and the description of BANC ONE Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference.

                           INFORMATION ABOUT LIBERTY


General

LIBERTY is a multi-bank holding company, incorporated under the laws of the Commonwealth of Kentucky in 1979. As of April 30, 1994, LIBERTY owned all of the outstanding stock of six Kentucky and one Indiana commercial banks, which operate 90 offices in Kentucky and 13 offices in Indiana. As of March 31, 1994, LIBERTY, its affiliate banks and its non-bank subsidiaries had total assets of approximately $5.02 billion and total deposits of approximately $4.04 billion.

The largest subsidiary of LIBERTY is Liberty National Bank and Trust Company of Kentucky which as of March 31, 1994, had consolidated total assets of approximately $3.67 billion, consolidated total deposits of approximately $2.70 billion and consolidated equity capital of approximately $280 million.

Market Prices of and Dividends Paid on LIBERTY Common Stock

The following table sets forth, for the periods indicated, the high and low reported closing prices per share of LIBERTY Common Stock reported on the Nasdaq National Market and cash dividends per share of LIBERTY Common
Stock. The information has been adjusted to reflect the 4- for-3 stock split distributed in May 1993.

                                                    Price Range of Common Stock
                                                    ----- ----- -- ------ -----

                                       High                  Low               Dividends
                                       ----                  ---               ---------
1992
- ----

  First Quarter . . . . . . . .       $24.563               $18.375              $0.15000
  Second Quarter  . . . . . . .        25.875                21.375               0.15000
  Third Quarter . . . . . . . .        22.875                20.438               0.15000
  Fourth Quarter  . . . . . . .        26.625                21.188               0.15000

1993
- ----

  First Quarter . . . . . . . .       $26.813               $22.875              $0.16875
  Second Quarter  . . . . . . .        27.375                24.188               0.16875
  Third Quarter . . . . . . . .        28.500                25.000               0.17000
  Fourth Quarter  . . . . . . .        30.750                25.250               0.30000 (1)(2)

1994
- ----

 First Quarter  . . . . . . . .       $30.750               $28.500               0.19500 (1)
 Second Quarter . . . . . . . .        30.750                26.750               0.19500 (1)
  (through May 26, 1994)

- ------------------
(1) Pursuant to the Merger Agreement LIBERTY cannot pay cash dividends from September 30, 1993 to the Effective Time except as permitted thereunder. See "MERGER--Conditions to the Merger; Termination" for a description of the amount of dividends that LIBERTY is permitted to pay under the Merger Agreement.

(2) Includes $0.13 per share special dividend declared December 15, 1993 and paid January 1, 1994 to align LIBERTY's current dividend schedule with the current BANC ONE dividend schedule.


Incorporation of Certain Information About LIBERTY by Reference

LIBERTY's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, LIBERTY's Quarterly report on form 10-Q for the quarter ended March 31, 1994, and LIBERTY's Current Reports on Form 8-K dated February 11 and May 19, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act and the description of LIBERTY Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference.

                       VOTING AND MANAGEMENT INFORMATION


BANC ONE will pay the costs of preparing and printing this Prospectus and Proxy Statement and LIBERTY will bear the cost of soliciting proxy cards for the Special Meeting. See ""THE SPECIAL MEETING" for additional information concerning solicitation of proxy cards and voting.

Rights of Dissenting Shareholders

The following summary does not purport to be a complete statement of the procedures to be followed by LIBERTY shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of KRS 271B.13-010 through 271B.13-310, the full texts of which are attached hereto as Exhibit B. As the preservation and the exercise of dissenters' rights require strict adherence to the provisions of these laws, each LIBERTY shareholder who might desire to exercise such rights should review such laws carefully, timely consult his own legal advisor and strictly adhere to the provisions thereof.

Only LIBERTY's shareholders of record at the close of business on o, 1994 will have the right to vote on the Merger Proposal. Any shareholder who would like to exercise his right under Kentucky law to demand that LIBERTY pay him the fair value of his shares in lieu of receiving shares of BANC ONE Common Stock must deliver written notification to LIBERTY of his intent to demand payment for his shares if the proposed Merger is effectuated, prior to the Special Meeting and the shareholder must not vote any of his shares in favor of the Merger Proposal. A shareholder must demand payment for all shares of LIBERTY Common Stock he beneficially owns. However, a shareholder of record holding shares in his name which are beneficially owned by another party or parties may demand payment for part of his shares as long as he dissents with respect to all of the shares beneficially owned by any one person and notifies LIBERTY in writing of the name and address of each person on whose behalf he asserts dissenters' rights.

Within ten days after the Special Meeting, in the event the proposed
Merger Proposal is approved, LIBERTY must send a dissenters' notice (the "Dissenters' Notice") to each shareholder who notified LIBERTY of his intent to demand payment for his shares and who did not vote any of his shares in favor of the Merger Proposal. This Dissenters' Notice will state where a dissenting shareholder must send the demand for payment and where and when a dissenting shareholder's certificates for shares of LIBERTY Common Stock must be deposited. The Dissenter's Notice will also contain a form for demanding payment which will require the dissenting shareholder to certify whether or not he beneficially owned the shares prior to November 3, 1993, the date of the first announcement to the news media of the terms of the proposed Merger. The Dissenters' Notice will also set a date by which LIBERTY must receive the payment demand and the LIBERTY share certificates from the shareholder (which date may not be fewer than thirty days, nor more than sixty days, after the date the Dissenters' Notice is delivered). Finally, the Dissenters' Notice will be accompanied by a copy of Subtitle 13 of the Kentucky Business Corporation Act.

A shareholder who is sent a Dissenters' Notice must demand payment for his shares of LIBERTY Common Stock from LIBERTY, certify that he acquired beneficial ownership of such shares before November 3, 1993, and deposit his certificates for such shares in accordance with the terms of the Dissenters' Notice. A dissenting shareholder who demands payment and deposits his share certificates with LIBERTY will retain all other rights of a shareholder until these rights are canceled or modified by the consummation of the proposed Merger. A shareholder who fails to submit a completed demand for payment and to deposit his share certificates with LIBERTY by the date set in the Dissenters' Notice shall not be entitled to payment for his shares.

If LIBERTY receives a properly executed demand for payment from a dissenting shareholder, accompanied by such shareholder's certificates for shares of LIBERTY Common Stock and by certification by the shareholder that he was the beneficial owner of the shares prior to November 3, 1993, LIBERTY must pay such shareholder the amount LIBERTY estimates to be the fair value of the shares (plus accrued interest) within sixty days after the date set in the Dissenters' Notice for demanding payment. Fair value is defined under Subtitle 13 of the Kentucky Business Corporation Act to mean the value of the shares immediately before the effectuation of the corporate action to which the dissenting shareholder objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In addition, if LIBERTY makes such payment after the proposed Merger has occurred, LIBERTY must pay the shareholder interest on the fair value of the shares from the effective date of the Merger until the date LIBERTY pays the shareholder. LIBERTY may withhold payment for shares which were purchased after November 3, 1993 and instead may send an offer to pay the fair value of the shares plus accrued interest from the effective date of the Merger until payment is made. LIBERTY must pay any such dissenter who accepts the offer. The aforesaid payment by LIBERTY or offer of payment will be accompanied by corporate financial information and statements describing how LIBERTY estimated fair value and how it calculated interest and the dissenter's right to demand payment of an additional amount if dissatisfied with LIBERTY's payment or offer of payment.

A shareholder who is not satisfied by LIBERTY's payment must notify LIBERTY in writing, within thirty days after LIBERTY's offer of payment, of his own estimate of fair value and accrued interest, and demand payment of such estimate (less any payment already received from LIBERTY).

A dissenter who acquired LIBERTY shares after November 3, 1993, can reject LIBERTY's offer of payment and demand payment of the fair value of his shares plus accrued interest, if he believes the amount offered by LIBERTY is less than the fair value of the shares. To properly reject LIBERTY's offer, the dissenter must notify LIBERTY in writing of his intent to reject its offer within thirty days after LIBERTY offered payment for the shares.

If LIBERTY and the dissenting shareholder cannot agree to an estimate of fair value and the shareholder's demand for payment of his estimate of fair value remains unsettled, LIBERTY has sixty days after receipt of the shareholder's demand for payment of his estimate of fair value to commence a proceeding in the Circuit Court of Jefferson County, Kentucky, and petition the court to determine fair value of the shares and accrued interest. Each dissenting shareholder whose demand remains unsettled must be made a party to this proceeding and shall be entitled to judgment for the court's determination of fair value and accrued interest (less any payment received from LIBERTY). If LIBERTY fails to initiate a court proceeding to establish fair value and accrued interest of the shares within sixty days after receiving a shareholder's demand for payment of his estimate of fair value, LIBERTY must pay each dissenting shareholder whose demand remains unsettled the amount the shareholder demanded.

The court in such an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess said costs against LIBERTY, unless the court finds that the dissenting shareholder(s) acted arbitrarily, vexatiously, or not in good faith in demanding payment, in which case the court may assess costs against all or some of the dissenting shareholder(s). The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against either LIBERTY or the dissenting shareholder(s), based upon whether LIBERTY substantially complied with the requirements set forth above and based upon whether LIBERTY or a dissenting shareholder acted arbitrarily, vexatiously or not in good faith.

If LIBERTY does not complete the proposed Merger within sixty (60) days after the date set for demanding payment and depositing share certificates in the Dissenters' Notice, LIBERTY must return the deposited certificates. If LIBERTY later completes the proposed Merger, it must send a new Dissenters' Notice and repeat the payment demand procedure.

It is recommended that all required documents which are to be delivered by mail be sent registered or certified with return receipt requested.

Management and Principal Shareholders of BANC ONE

Information concerning the directors and executive officers of BANC ONE, compensation of directors and executive officers of BANC ONE and any related transactions in which they have an interest, together with information related to principal shareholders of BANC ONE, is set forth in BANC ONE's Proxy Statement, dated March 11, 1994, incorporated herein by reference to BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1993. See "INCORPORATION BY REFERENCE."

Management and Principal Shareholders of LIBERTY

Information concerning the directors and executive officers of LIBERTY, together with information related to principal shareholders of LIBERTY, is set forth in LIBERTY's Proxy Statement, dated March 18, 1994, incorporated by reference to LIBERTY's Annual Report of Form 10-K for the year ended December 31, 1993. See "INCORPORATION BY REFERENCE."

LIBERTY's directors and officers as a group and each beneficial owner of 5% or more of the outstanding shares of LIBERTY Common Stock except Liberty National Bank and Trust Company of Kentucky are expected to beneficially own less than 1% of the shares of BANC ONE Common Stock outstanding after the Merger.
Liberty National Bank and Trust Company of Kentucky, as Trustee for the Liberty 1992 Restated Thrift Plan and in other fiduciary capacities, is expected to beneficially own less than 2% of the shares of BANC ONE Common Stock outstanding after the Merger.

                                                                EXHIBIT A


                       [Opinion of Goldman, Sachs & Co.]

                                                                EXHIBIT B

                     DISSENTERS' RIGHTS UNDER KENTUCKY LAW

271B.13-010. Definitions. - As used in this subtitle:

              (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

              (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

              (3) "Fair value", with respect to a dissenter's shares, means the value of the share immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B. 12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

              (4) "Interest" means interest from the effective date of the corporation action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

              (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

              (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

              (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020. Right to dissent. - (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                       (a) Consummation of a plan of merger to which the corporation is a party:

                               1. If shareholder approval is required for the
                       merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                               2. If the corporation is a subsidiary that is
                       merged with its parent under KRS 271B.11-040;

                       (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                       (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                       (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                       1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

                       2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                       3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                       4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

                       (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

                       (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

              (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030. Dissent by nominees and beneficial owners - (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

              (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                       (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                       (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200. Notice of dissenters' rights. - (1) If proposed corporate action creating dissenters' rights under KRS 271B. 13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

              (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210. Notice of intent to demand payment - (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                       (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                       (b) Shall not vote his shares in favor of the proposed action.

              (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220. Dissenters' notice. - (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

              (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

                       (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                       (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                       (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                       (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

                       (e)     Be accompanied by a copy of this subtitle.

271B.13-230. Duty to demand payment. - (1) A shareholder who is sent a dissenters' notice described in KRS 271B. 13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

              (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

              (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. Share restrictions. - (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

              (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250. Payment. - (1) Except as provided in KRS 271B. 13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

              (2) The payment shall be accompanied by:

                       (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                       (b) A statement of the corporation's estimate of the fair value of the shares;

                       (c)     An explanation of how the interest was
              calculated; and

                       (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260. Failure to take action. - (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

              (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. After-acquired shares. - (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

              (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280. Procedure if shareholder dissatisfied with payment or offer. - (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13- 250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

                       (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                       (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

                       (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

              (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

271B.13-300. Court action. - (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty
(60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

              (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

              (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

              (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

              (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

                       (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

                       (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310. Court costs and counsel fees. - (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B. 13-280.

              (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                       (a) Against the corporation and in favor of any or all dissenters, if the courts finds the corporation did not substantially comply with the requirements of KRS 271B. 13-200 to 271B.13-280; or

                       (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

              (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     ----------- --- -------- -- ----------

Item 20.  Indemnification of Officers and Directors.
          --------------- -- -------- --- ---------
Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers, and employees. Those provisions have been adopted by the Registrant in Article V of Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. Registrant indemnifies other officers, employees or agents, provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

Item 21.  Exhibits and Financial Statement Schedules.
          -------- --- --------- --------- ---------
The following exhibits are filed herewith except those indicated which have been filed previously as shown below and which are incorporated herein by reference.

2.1 Merger Agreement dated as of November 2, 1993, by and among Liberty National Bancorp, Inc., Aaron Acquisition Corporation and BANC ONE CORPORATION.

2.2 Option Agreement dated as of November 2, 1993, by and between Liberty National Bancorp, Inc. and BANC ONE CORPORATION.

2.3           Form of Proxy Card to be used by Liberty National Bancorp, Inc.

2.4 First Agreement Amending Merger Agreement dated as of May 19, 1994, by and among Liberty National Bancorp, Inc., Aaron Acquisition Corporation and BANC ONE CORPORATION.

2.5 Proposed Amendment to Merger Agreement and Plan of Merger to be submitted to shareholders of Liberty National Bancorp, Inc. (not executed or approved by BANC ONE

              CORPORATION or Aaron Acquisition Corporation).

3.1 Amended Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3-1 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991.)

3.2 Code of Regulations of the Registrant (incorporated by reference from Exhibit 3-2 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991).

4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1989).

5 Opinion of Lee S. Adams, Deputy General Counsel for BANC ONE CORPORATION, regarding the legality of securities being offered, including consent.

8 Opinion of Squire, Sanders & Dempsey regarding the Federal income tax consequences of the Merger, including consent.

23.1          Consent of Coopers & Lybrand.

23.2 Consent of Lee S. Adams, Deputy General Counsel for BANC ONE Corporation (included in Exhibit 5 hereto).

23.3 Consent of Squire, Sanders & Dempsey (included in Exhibit 8 hereto).

24 Power of attorney is included elsewhere in Part II of this Registration Statement.




Item 22.              Undertakings.
                      ------------
              (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

              (c)     The Registrant hereby undertakes that every prospectus
                      (i) that is filed pursuant to paragraph (b) above, or
                      (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

              (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

              (g)     The undersigned Registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i)     To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                              (ii)     To reflect in the prospectus any facts
or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                             (iii)     To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:


                      PROVIDED, HOWEVER that paragraphs (g)(1)(i) and
                      (g)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 31, 1994.

                                                BANC ONE CORPORATION


                                                By:    /s/Roman J. Gerber
                                                       -------- -- ------
                                                       Roman J. Gerber
                                                       Executive Vice President



                               POWER OF ATTORNEY


We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Roman J. Gerber, George R. L. Meiling and William C. Leiter, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

WITNESS our hands and common seal on the dates set forth below.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


Signature                               Title                      Date
- ---------                               -----                      ----
/s/ John B. McCoy                       Chairman of the Board
- --- ---- -- -----                       (Principal Executive
John B. McCoy                           Officer & Director)     May 31,  1994



/s/ Donald L. McWhorter                 President and           May 31, 1994
- -----------------------                 Director
Donald L. McWhorter

Signature                               Title                      Date
- ---------                               -----                      ----
/s/ Frederick L. Cullen                 Senior Vice President   May 31, 1994
- -----------------------                 (Principal Financial
Frederick L. Cullen                     Officer)
                                        o, 1994


/s/ William C. Leiter                   Controller (Principal   May 31, 1994
- ---------------------                   Accounting Office)
William C. Leiter


/s/ Charles E. Exley                    Director                May 31, 1994
- --------------------
Charles E. Exley


/s/ E. Gordon Gee                       Director                May 31, 1994
- -----------------
E. Gordon Gee


/s/ John R. Hall                        Director                May 31, 1994
- ----------------
John R. Hall


/s/ Laban P. Jackson, Jr.               Director                May 31, 1994
- -------------------------
Laban P. Jackson, Jr.


/s/ John G. McCoy                       Director                May 31, 1994
- -----------------
John G. McCoy

/s/ Rene C. McPherson                   Director                May 31, 1994
- ---------------------
Rene C. McPherson


/s/ Thekla R. Shackelford               Director                May 31, 1994
- -------------------------
Thekla R. Shackelford


/s/ Alex Shumate                        Director                May 31, 1994
- ----------------
Alex Shumate


/s/ Frederick P. Stratton, Jr.          Director                 May 31, 1994
- ------------------------------
Frederick P. Stratton, Jr.


_________________________               Director
- -------------------------
Romeo J. Ventres


/s/ Robert D. Walter                    Director                 May 31, 1994
- --------------------
Robert D. Walter

                                 EXHIBIT INDEX

Exhibit
Number                         Description
- ------                         -----------
2.1           Merger Agreement dated as of November 2, 1993, by and among
              Liberty National Bancorp, Inc., Aaron Acquisition Corporation and
              BANC ONE CORPORATION.

2.2 Option Agreement dated as of November 2, 1993, by and between Liberty National Bancorp, Inc. and BANC ONE CORPORATION.

2.3           Form of Proxy Card to be used by Liberty National Bancorp, Inc.

2.4           First Agreement Amending Merger Agreement dated as of May 19,
              1994, by and among Liberty National Bancorp, Inc., Aaron
              Acquisition Corporation and BANC ONE CORPORATION.

2.5 Proposed Amendment to Merger Agreement and Plan of Merger to be submitted to shareholders of Liberty National Bancorp, Inc. (not executed or approved by BANC ONE CORPORATION or Aaron Acquisition
              Corporation).

5             Opinion of Lee S. Adams, Deputy General Counsel for BANC ONE
              CORPORATION, regarding the legality of securities being offered, including consent.

8 Opinion of Squire, Sanders & Dempsey regarding the Federal income tax consequences of the Merger, including consent.

23.1          Consent of Coopers & Lybrand.

23.2          Consent of Lee S. Adams, Deputy General Counsel for BANC ONE
              Corporation (included in Exhibit 5 hereto).

23.3 Consent of Squire, Sanders & Dempsey (included in Exhibit 8 hereto).

24 Power of attorney is included elsewhere in Part II of this Registration Statement.